Exhibit 10.1

EXECUTION VERSION

$50,000,000
SUPERPRIORITY DEBTOR IN POSSESSION
CREDIT AND GUARANTY AGREEMENT
Dated as of April 4, 2013
Among
GMX RESOURCES INC., as Borrower,
DIAMOND BLUE DRILLING CO.
and
ENDEAVOR PIPELINE INC., as Guarantors,
each of the foregoing a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
Cantor Fitzgerald Securities,
as DIP Agent

i

(Continued)
Page

(ii)

(Continued)
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(iii)

(Continued)
Page

(iv)

(Continued)

SCHEDULES

Schedule I	- Commitments and Applicable Lending Offices

Schedule II	- Subsidiary Guarantors

Schedule 4.01(b)	- Loan Parties

Schedule 4.01(c)	- Subsidiaries

Schedule 4.01(g)	- Litigation

Schedule 4.01 (k)	- Environmental Disclosure

Schedule 4.01 (n)	- Existing Debt

Schedule 4.01 (o)	- Owned Real Property

Schedule 4.01 (p)(1)	- Leased Real Property (Lessee)

Schedule 4.01 (p)(2)	- Leased Real Property (Lessor)

Schedule 4.01 (q)	- Investments

Schedule 4.01 (r)	- Intellectual Property

Schedule 4.01(s)	- Material Project Contracts

Schedule 4.01(v)	- Project Company Leases, Licenses or Other Agreements
EXHIBITS

Exhibit A-l	- Form of Term Note

Exhibit A-2	- Form of Synthetic L/C Note

Exhibit B-l	- Form of Notice of Borrowing

Exhibit B-2	- Form of Notice of Issuance

Exhibit B-3	- Form of Notice of Conversion

Exhibit C	- Form of Assignment and Assumption

Exhibit D	- Form of Interim Order

(v)

SUPERPRIORITY DEBTOR IN POSSESSION CREDIT
AND GUARANTY AGREEMENT
SUPERPRIORITY DEBTOR IN POSSESSION CREDIT AND GUARANTY AGREEMENT, dated as of April 4, 2013, among (i) GMX RESOURCES INC., an Oklahoma corporation, as borrower (the “Borrower”), (ii) Diamond Blue Drilling Co. (“Diamond Blue”), an Oklahoma corporation, and Endeavor Pipeline Inc. (“Endeavor”), an Oklahoma corporation, as guarantors (each a “Subsidiary Guarantor,” and collectively, the “Subsidiary Guarantors”), each of the foregoing in clauses (i) and (ii), a debtor and debtor-in-possession (individually a “Debtor,” and collectively, “Debtors”) in a case pending under chapter 11, title 11 of the United States Code (the “Bankruptcy Code”), (iii) the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually a “Lender,” and collectively, “Lenders”), (iv) the Synthetic L/C Issuing Bank (as hereinafter defined), and (v) Cantor Fitzgerald Securities, as administrative and collateral agent for the Lenders (the “DIP Agent”).
PRELIMINARY STATEMENTS:
WHEREAS, on April 1, 2013 (the “Filing Date”), the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Oklahoma (such court, together with any other court having competent jurisdiction over the case from time to time, the “Bankruptcy Court”) commencing their cases (collectively, the “Cases” and each, a “Case”) and have continued in the possession and operation of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.
WHEREAS, the Borrower has requested that the Lenders provide a super- priority debtor-in-possession facility consisting of (i) a multi-draw term loan facility and (ii) a synthetic letter of credit facility, in each case, to fund the working capital and other funding requirements of the Borrower, including, to pay reasonable fees and expenses related to this Agreement, during the pendency of the Cases.
WHEREAS, to provide security for the DIP Obligations (as hereinafter defined) of the Loan Parties hereunder and under the other Financing Agreements (as hereinafter defined), the Loan Parties will grant to the DIP Agent, for the benefit of the Lenders and the other Lender Parties (as hereinafter defined), certain security interests, liens, and other rights and protections pursuant to the terms hereof, including security interests and liens pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code and super-priority administrative expense claims pursuant to Section 364(c)(1) of the Bankruptcy Code, and other rights and protections, as more fully described herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“13-Week Budget Variance Report” means a variance report in form reasonably acceptable to the DIP Agent setting forth actual cash receipts and disbursements for the prior week and setting forth any variances, on a line-item basis, from the amount set forth for such week in the Approved 13-Week Budget; each such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein.
“Accounts” means all “accounts” (as defined in the Uniform Commercial Code as in effect in the State of New York) now owned or hereafter acquired by any Loan Party, and shall also mean and include all accounts receivable, notes, notes receivable, instruments, drafts, acceptances, book debts and similar documents and other monies, obligations or indebtedness owing or to become owing to any Loan Party arising from the sale, lease or exchange of goods or other property by such Loan Party or the performance of services by any Loan Party or under any contracts for any of the foregoing (whether or not yet earned by performance on the part of such Loan Party), in each case whether now in existence or hereafter arising or acquired.
“Activities” has the meaning specified in Section 11.02(b).
“Additional Guarantor” has the meaning specified in Section 12.06.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the DIP Agent.
“Advance” means collectively, the Interim Advances and the Funding Date Advances each consisting of Term Advances and Synthetic L/C Advances.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
“Agency Fee Letter” means the Fee Letter, dated as of the date hereof, between the Borrower and the DIP Agent with respect to fees to be paid to the DIP Agent from time to time in connection with this Agreement.
“Agent Parties” has the meaning specified in Section 13.02(c).

“Agent’s Account” means the account of the DIP Agent specified by the DIP Agent in writing to the Lender Parties from time to time.
“Agreement” means this Super-priority Debtor in Possession Credit and Guaranty Agreement, as amended.
“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Approved 13-Week Budget” has the meaning specified in Section 8.04.
“Approved Bid Procedures” mean the bid procedures approved by the Bankruptcy Court and reasonably acceptable to the Required Lenders in connection with the Sale Motion.
“Approved Bid Procedures Date” has the meaning specified in Section 6.14(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.
“Approved Sale Transaction” has the meaning specified in Section 6.14(c).
“Asset Sale” means any sale, lease (as lessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition or any exchange of the Equity Interests in the Borrower or any of its Subsidiaries or any other Property of any Loan Party, other than any such sale, lease, sale and leaseback, assignment, conveyance, license, transfer, disposition or exchange otherwise permitted under Section 7.05 (other than 7.05(c) or (e)) of this Agreement.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.07 or pursuant to the definition of “Eligible Assignee”), and accepted by the DIP Agent, in accordance with Section 13.07and in substantially the form of Exhibit C hereto or any other form approved by the DIP Agent.
“Available Amount” of any Synthetic L/C means, at any time, the maximum amount (whether or not such maximum amount is then in effect under such Synthetic L/C if such maximum amount increases periodically pursuant to the terms of such Synthetic L/C) available to be drawn under such Synthetic L/C at such time (assuming compliance at such time with all conditions to drawing).
“Back-stop Commitment” means, with respect to any Back-stop Lender, the amount set forth opposite such Back-stop Lender’s name on Schedule I hereto under the caption “Back-stop Commitment” which, for the avoidance of doubt, shall be included, but without duplication, in such Lender’s Commitments as of the Closing Date.

“Back-stop Fee” has the meaning specified in Section 2.09(c).
“Back-stop Lenders” means the Lender Parties identified as such on Schedule I hereto or any of their Affiliates in such capacity.
“Bankruptcy Code” has the meaning specified in the preamble to this Agreement.
“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.
“Bankruptcy Law” means the Bankruptcy Code, or any similar foreign, federal or state law for the relief of debtors.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and local rules of the Bankruptcy Court, each as amended, and applicable to the Cases.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)	the rate of interest announced publicly by the Synthetic L/C Issuing Bank in New York, New York, from time to time, as the prime rate;

(b)	½ of 1% per annum above the Federal Funds Rate; and

(c)	the Eurodollar Rate for a one-month term in effect on such day;
provided that in no event shall the Base Rate be less than 2%.
“Base Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(i).
“Books and Records” means all geological, geophysical, engineering, seismic, reserve, production, accounting, title, and legal data, reports and information and all books and records (including, without limitation, customer lists, credit files, computer programs, tapes, disks, punch cards, data processing software, transaction files, master files, printouts and other computer materials and records) pertaining to the Collateral.
“Borrower” has the meaning specified in the preamble to this Agreement.
“Borrowing” means a Term Borrowing or a Synthetic L/C Borrowing, as the context may require.
“Business Day” means any day that is not a Saturday, Sunday or other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by law to close; provided that, when used in connection with a Eurodollar Rate Advance, the term “Business Day” means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Carve-Out” shall have the meaning assigned to such term in the DIP Order.
“Case” or “Cases” has the meaning specified in the recitals to this Agreement.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Cash Equivalents” means any of the following, to the extent owned by any Loan Party free and clear of all Liens other than Permitted Liens and having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P or (d) investments, classified in accordance with GAAP as current assets of any Borrower or any of its Subsidiaries, in money market funds that are registered under the Investment Company Act of 1940, as amended, that are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
“Casualty Event” means any event that causes all or a material portion of the tangible Property of any Loan Party to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than as a result of (a) ordinary use and wear and tear or (b) any Event of Eminent Domain.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Chapter 11 Order” means any order entered in the Cases.
“Chief Financial Officer” means, as to any Person, the individual performing on behalf of such Person the duties customarily performed by a chief financial officer of a business corporation, whether or not such individual has been appointed as the “chief financial officer” of such Person.
“Closing Date” means the date on or after the Interim Order Entry Date, but no later than three (3) Business Days after the Interim Order Entry Date, on which the conditions precedent set forth in Section 3.01 and 3.02 shall have been satisfied or waived.
“Collateral” has the meaning specified in Section 5.01 of this Agreement.
“Commitment” means an Interim Funding Term Commitment, a Final Funding Term Commitment, a Synthetic Deposit Commitment or a Synthetic L/C Issuance Commitment, as the context may require.
“Commodity Hedge Agreement” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that is customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.
“Commodity Hedge Counterparty” means any Person that (a) (i) is a commercial bank, insurance company, investment fund or other similar financial institution or any Affiliate thereof which is engaged in the business of entering into Commodity Hedge Agreements or (ii) is in the business of selling, marketing, purchasing, transporting, distributing or storing fuel, oil or natural gas, as applicable, and (b) at the time the applicable Permitted Commodity Hedge Agreement is entered into, has a Required Rating.
“Communications” has the meaning specified in Section 13.02(b).
“Confidential Information” means information that any Loan Party furnishes to the DIP Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public (other than as a result of a breach by the DIP Agent or any Lender Party of its obligations hereunder) or that is or becomes available to the DIP Agent or such Lender Party from a source other than the Loan Parties or any of their agents or representatives that is not, to the DIP Agent’s or such Lender Party’s knowledge, acting in violation of a confidentiality agreement with a Loan Party, or is independently developed by the DIP Agent or such Lender Party (other than as a result of a breach by the DIP Agent or any Lender Party of its obligations hereunder).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security acceptable to the Required Lenders or has established adequate reserves with respect to the contested items in accordance with GAAP; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; and (c) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not, and could not reasonably be expected to, result in a Material Adverse Effect or involve a material risk of the sale, forfeiture or loss of, or the creation, existence or imposition of any Lien on, any of the Collateral having a fair market value greater than $200,000.00 in the aggregate.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.10, 2.11 or 2.12.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (including deferred compensation to employees) (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, (h) all obligations of such Person in respect of Hedge Agreements or Commodity Hedge Agreements, (i) all Guaranteed Debt of such Person, and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.
“Debtor” has the meaning specified in the preamble to this Agreement.
“Default” means any Event of Default or any event that, with the passing of time or the giving of notice or both, would become an Event of Default.
“Default Interest” has the meaning set forth in Section 2.08(b).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the DIP Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.16(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.
“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the DIP Agent or any other Lender Party hereunder or under any other Financing Agreement at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Synthetic L/C Issuing Bank pursuant to Section 2.01(b)(ii) as such Lender Party’s Synthetic Deposit, (b) the DIP Agent pursuant to Section 2.02(a) to reimburse the DIP Agent for the amount of any Advance made by the DIP Agent for the account of such Lender Party, (c) any other Lender Party pursuant to Section 2.14 to purchase any participation in Advances owing to such other Lender Party and (d) the DIP Agent or the Synthetic L/C Issuing Bank pursuant to Section 11.08 to reimburse the DIP Agent or the Synthetic L/C Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the DIP Agent or the Synthetic L/C Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.16(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Financing Agreement on the same date as the Defaulted Amount so deemed paid in part.
“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount, (b) has notified the DIP Agent or Synthetic L/C Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the DIP Agent or Synthetic L/C Issuing Bank, to confirm in writing to the DIP Agent or Synthetic L/C Issuing Bank that it will comply with its prospective funding obligations hereunder (provided that such Lender Party shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the DIP Agent), or (d) shall take any action or be the subject of any action or proceeding to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the DIP Agent that a Lender Party is a Defaulting Lender under any one or more clauses of (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender Party shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Synthetic L/C Issuing Bank and each Lender.
“Diamond Blue” has the meaning specified in the preamble to this Agreement.
“DIP Agent” has the meaning specified in the preamble to this Agreement.
“DIP Expenses” means (a) all fees due to the DIP Agent as provided under the Financing Agreements and (b) all reasonable out-of-pocket costs and expenses, including professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses), incurred by the DIP Agent and/or the Back-stop Lenders to the extent provided for under the Financing Agreements, including, without limitation, those incurred in connection with the preparation, negotiation, documentation and court approval of this Agreement.
“DIP Liens” means the Liens granted hereunder and under the other Financing Agreements to secure the DIP Obligations.
“DIP Obligations” means, with respect to any Loan Party, any payment, performance or other obligation of such Loan Party hereunder or under any other Financing Agreement, including, without limitation, any such liability of such Loan Party, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured. Without limiting the generality of the foregoing, the DIP Obligations of any Loan Party under the Financing Agreements include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Financing Agreement and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
“DIP Order” means the Interim Order or the Final Order or both, as the context may require.
“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the DIP Agent.
“Effective Date” has the meaning specified in Section 3.02.
“Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund; (d) a Qualified Participant; and (e) any other Person (other than an individual) approved by (i) the DIP Agent, and (ii) in the case of an assignment of a Synthetic Deposit Commitment, the Synthetic L/C Issuing Bank, provided, however, that no Loan Party shall qualify as an Eligible Assignee under this definition; provided that notwithstanding anything herein or in any other Financing Agreement to the contrary, no Affiliate of any Loan Party that is a Lender hereunder shall be entitled to any vote in connection with any amendment, modification or waiver of this Agreement or any other Financing Agreement or in connection with any exercise of rights or remedies of the Lender Parties under the Financing Agreements and any Advances owed to, or Commitments of such Affiliate shall be disregarded for such purposes.
“Endeavor” has the meaning specified in the preamble to this Agreement.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any binding and applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“Equity Issuance” means the sale or issuance by any Loan Party or any of their Subsidiaries of its Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, is treated as a single employer or is under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or its regulations; (b) the failure to satisfy the minimum funding standard (as defined in Section 412 of the Internal Revenue Code and 302 of ERISA) whether or not waived with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate a Plan, pursuant to Section 4041 (a)(2) of ERISA; (d) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA that would reasonably be likely to result in liability to any Loan Party; (e) a lien under Section 302(f) of ERISA has been imposed on any Plan and remains unsatisfied; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
“Escrow Bank” has the meaning specified in Section 2.16(c).
“Escrow Funds” any receipt by the Borrower in respect of the $6,900,000 held in escrow on behalf of the Borrower pursuant to the Escrow Agreement, dated as of October 1, 2012, among the Borrower, Summit Energy, LLC, a Delaware limited liability company, and First Fidelity Bank as escrow agent thereunder.
“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the DIP Agent.
“Eurodollar Rate” means, for any Interest Period as to any Eurodollar Rate Loan, (i) the rate per annum determined by the DIP Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) (the “BBA Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the DIP Agent to be the offered rate on such other page or other service which displays the BBA Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by the Synthetic L/C Issuing Bank for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that in no event shall the Eurodollar Rate be less than 2%.
“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(ii).
“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of any Loan Party or any of its Subsidiaries (including any Equity Interests in any Loan Party or any of its Subsidiaries) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of any Loan Party or any of its Subsidiaries or any Equity Interests of the Loan Party or any of its Subsidiaries.
“Events of Default” has the meaning specified in Section 10.01.
“Exclusivity Period(s)” has the meaning specified in Section 7.20(c).
“Existing Debt” means Debt of each Loan Party outstanding immediately before the occurrence of the Effective Date and with respect to any Existing Debt of $1 million or more, as set forth on Schedule 4.01(n) hereof.
“Existing Material Commodity Hedge Agreements” means each Commodity Hedge Agreement entered into between a Loan Party and EDF Trading North America, LLC in effect as of March 31, 2013.
“Extended Synthetic L/C” has the meaning specified in Section 2.01(b)(x).
“Extraordinary Receipt” means any cash received by or paid to any Loan Party on account of any Escrow Funds, any foreign, United States state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments received not in the ordinary course of business and any purchase price adjustment received not in the ordinary course of business and any purchase price adjustment received not in the ordinary course of business in connection with any purchase agreement and proceeds of insurance.
“Facility or Facilities” means the Term Facility and/or the Synthetic L/C Facility, as the context requires.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business

Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the DIP Agent from three Federal funds brokers of recognized standing selected by it.
“Filing Date” has the meaning specified in the preliminary statements to this Agreement.
“Final Funding Term Commitment” means, for each Lender, the sum, without duplication, of (a) any undrawn portion of such Lender’s Interim Funding Term Commitment as of the Final Order Entry Date, and (b) the principal amount designated as the “Final Funding Term Commitment” on Schedule I hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as the “Final Funding Term Commitments”.
“Final Order” means a final order entered by the Bankruptcy Court in substantially the same form as the Interim Order (with such changes as are requested or approved by the DIP Agent and the Required Lenders, and which in all cases are reasonably acceptable to the DIP Agent and Required Lenders), which order shall not have been (i) vacated, reversed, or stayed or subject to a stay pending appeal, or (ii) amended or modified except as otherwise agreed to in writing by the DIP Agent and the Required Lenders in their sole discretion, and which order shall be in full force and effect.
“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.
“Financing Agreements” means, collectively, this Agreement, the DIP Order and all notes, fee letters (including, without limitation, the Agency Fee Letter), guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Loan Party in connection with this Agreement.
“First Day Orders” means all orders entered or to be entered by the Bankruptcy Court granting the relief requested in the motions filed with the Bankruptcy Court on the Filing Date or within 5 days of the Filing Date or based on motions filed on or about the Filing Date, which shall be in form and substance reasonably satisfactory to the Required Lenders.
“Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31 in any calendar year.
“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funding Date” has the meaning specified in Section 2.01(a).

“Funding Date Advance” has the meaning specified in Section 2.01(a).
“GAAP” has the meaning specified in Section 1.03.
“Good Industry Practice” means those practices, methods, techniques, specifications and standards of safety and performance, as they be modified from time to time, that (a) are generally accepted in the Oil and Gas Business as good, safe and prudent practices in such business and (b) are otherwise in compliance in all material respects with applicable law.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political, administrative or regulatory subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
“Granting Lender” has the meaning specified in Section 13.07(k).
“Guaranteed Debt” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that Guaranteed Debt shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith or if less, the maximum stated amount of the applicable Guaranteed Debt.

“Guaranteed Obligations” has the meaning specified in Section 12.02.
“Guarantors” mean the Subsidiary Guarantors and each other Subsidiary of a Loan Party that is required to execute and deliver a Guaranty Supplement pursuant to Section 12.06.
“Guaranty” means the guaranty issued pursuant to this Agreement contained in Article XII.
“Guaranty Supplement” has the meaning specified in Section 12.06.
“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements but excluding any Commodity Hedge Agreement, as amended.
“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.
“Indemnified Costs” has the meaning specified in Section 11.08(a).
“Indemnified L/C Costs” has the meaning specified in Section 11.08(b).
“Indemnified Party” has the meaning specified in Section 13.04(a).
“Initial Budget” has the meaning specified in Section 3.02(a)(vii).
“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Synthetic L/C hereunder.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the one month period following such borrowing or Conversion, as the case may be, and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the subsequent one month period; provided, however, that:
(a)    Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b)    Whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month, such Interest Period shall end on the last Business Day of such succeeding calendar month; and
(c)    In no event shall any Interest Period extend beyond the Maturity Date.
“Interim Advances” has the meaning set forth in Section 2.01 of this Agreement.
“Interim Funding Date” has the meaning set forth in Section 2.01 of this Agreement.
“Interim Funding Term Commitment” means the principal amount designated as the “Interim Funding Term Commitment” on Schedule I hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.07 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as the “Interim Funding Term Commitments”.
“Interim Order” means the interim order, substantially in the form of Exhibit D with such changes as are acceptable to the Required Lenders and DIP Agent, (I) authorizing Debtors (A) to obtain post-petition financing hereunder and (B) to utilize cash collateral, (II) granting adequate protection to prepetition secured parties and (III) scheduling a final hearing, to be entered by the Bankruptcy Court on or about the date hereof.
“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.
“Investment Period” means, for the Synthetic Account and each Synthetic Deposit, the period commencing on the date such Synthetic Deposit is credited to the Synthetic Account and ending on the day that numerically corresponds to such date one month later and, thereafter, each subsequent one month period commencing on the last day of the immediately preceding Investment Period.

“Lender Party” means any Lender or the Synthetic L/C Issuing Bank.
“Lenders” has the meaning specified in the recital of parties to this Agreement.
“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).
“Letter of Credit Commitment” means a Synthetic Deposit Commitment or a Synthetic L/C Issuance Commitment. For the avoidance of doubt, a Letter of Credit Commitment of a Lender shall be a sublimit of its Term Commitment.
“Letter of Credit Disbursement” means a payment or disbursement made by the Synthetic L/C Issuing Bank pursuant to a Synthetic L/C.
“Letter of Credit Related Documents” has the meaning specified in Section 2.05(a)(iii)(A).
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real Property.
“Litigation Award” means any payments or amounts received by any Loan Party pursuant to, or in connection with or relating to, any litigation, arbitration or similar proceeding or pursuant to any indemnity obligation of any Person.
“Loan Parties” mean the Borrower and the Guarantors.
“Margin Stock” has the meaning specified in Regulation U.
“Material Adverse Effect” means a negative impact in any material respect on (a) any of the Financing Agreements, (b) the rights of the DIP Agent or the Lenders thereunder, (c) the Collateral, or (d) the business or properties of the Loan Parties taken as a whole (other than as a result of the commencement of the Cases).
“Material Project Contracts” means each of the contracts listed on Schedule 4.01(s).
“Maturity Date” means the earliest to occur of (a) the date that is 180 days from the Filing Date, (b) the date that is thirty (30) days following the Interim Order Entry Date if the Final Order Entry Date shall not have occurred by such date (or such later date as may be agreed in writing by the DIP Agent acting at the direction of the Required Lenders), (c) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a confirmed plan of reorganization or liquidation in any of the Cases, (d) following any applicable notice and grace periods, the acceleration of any Advances or the termination of the Commitments in accordance with the terms of this Agreement and the other Financing Agreements, (e) the date the Bankruptcy Court dismisses any of the Cases or orders the conversion of any of the Cases to a chapter 7 liquidation, unless the enforcement of such order has been stayed and then only for the period such stay remains effective, (f) the closing of any sale of all or substantially all of the Debtors’ assets, including an Approved Sale Transaction, or (g) the date the Bankruptcy Court appoints a trustee or examiner with expanded powers, or a receiver.
“Maximum Commodity Hedge Notional Value” shall mean net aggregate notional values in respect of Commodity Hedge Agreements which are not greater than 70% of the reasonably anticipated projected Hydrocarbons production of the Loan Parties on a forward basis from the Loan Parties’ Oil and Gas Properties for a term of 1 year, such anticipated production as shall be approved in advance by the Required Lenders in their reasonable discretion or such other terms or percentages as shall be approved by the Required Lenders.
“Mortgages” means deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust, if any, to be executed and delivered in connection with this Agreement.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Proceeds” means:
(a)    with respect to any Asset Sale, the excess, if any, of (i) the sum of Cash and Cash Equivalents paid, as the context may require, to any Loan Party in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so paid, as the context may require) minus (ii) the reasonable and customary out of pocket costs, fees, commissions, premiums and expenses incurred by any Loan Party, including reasonable and customary fees and expenses for counsel and a financial advisor, in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in clause (i);
(b)    with respect to the incurrence or issuance of any Debt by any Loan Party, the excess, if any, of (i) the sum of the Cash and Cash Equivalents paid, as the context may require, to any Loan Party in connection with such incurrence or issuance minus (ii) the underwriting discounts and commissions or other similar payments, and other reasonable and customary out of pocket costs, fees, commissions, premiums and expenses incurred by any Loan Party in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c)    with respect to any Equity Issuance, the excess of (i) the sum of the Cash and Cash Equivalents paid, as the context may require, to any Loan Party in connection with such sale or issuance minus (ii) the reasonable and customary underwriting discounts and commissions or similar payments, and other out of pocket costs, fees, commissions, premiums and expenses incurred by any Loan Party in connection with such sale or issuance, including reasonable and customary fees and expenses for counsel and a financial advisor, to the extent such amounts were not deducted in determining the amount referred to in clause (i); and
(d)    with respect to any Event of Eminent Domain or Casualty Event, the excess, if any, of (i) the sum of Cash and Cash Equivalents paid, as the context may require, to any Loan Party in connection with such Event of Eminent Domain or Casualty Event minus (ii) the sum of the reasonable and customary out of pocket costs and expenses, including reasonable and customary attorneys’ fees, incurred by any Loan Party in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (i).
“Note” means a Term Note or a Synthetic L/C Note, in each case, as amended.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Issuance” has the meaning specified in Section 2.03(a).
“NPL” means the National Priorities List under CERCLA.
“Oil and Gas Business” means: (1) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquid natural gas and other hydrocarbon and mineral properties or products produced in association with any of the foregoing; (2) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons; and (3) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (2) of this definition.
“Oil and Gas Property” means any and all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, together with all fixtures and improvements pertaining thereto.
“Other Taxes” has the meaning specified in Section 2.13(b).

“Participation Period” means the period commencing on the Interim Order Entry Date and ending on the date that is ten (10) Business Days thereafter.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Permitted Adequate Protection Provisions” means the adequate protection provided for in the DIP Order with respect to the Prepetition First Lien Indenture, the Prepetition Second Lien Indenture, all related Prepetition Primed Liens and Prepetition Secured Indebtedness.
“Permitted Liens” has the meaning specified in Section 7.01(a).
“Permitted Prepetition Liens” means such of the following liens as are in effect as of the Filing Date: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.02; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business that (i) are not overdue for a period of more than 90 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the Property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws, unemployment insurance and other Social Security legislation or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, tenders, trade or government contracts and leases (other than Debt), licenses, statutory obligations, surety bonds, (other than bonds related to judgments or litigation), government contracts, performance and return of money bonds and other similar obligations, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting a Default under Section 10.01(f)) or securing appeal or other surety bonds related to such judgments and (f) easements, rights of way and other encumbrances on title to real Property that do not render title to the Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its present purposes.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning specified in Section 13.02(b).
“Pledged Debt” means the indebtedness owned by a Loan Party as set forth in Schedule 4.01(q) and all additional indebtedness from time to time owed to such Loan Party.
“Postpetition” means, when used with respect to any agreement or instrument, any claim or proceeding or any other matter, shall refer to an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Cases.

“Postpetition Interest” has the meaning set forth in Section 12.07(b).
“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s Property, whether by dividend or upon liquidation.
“Prepayment Event” has the meaning specified in Section 2.06(b)(i).
“Prepetition” means, when used with respect to any agreement or instrument, any claim or proceeding or any other matter, shall refer to an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred, prior the commencement of the Cases.
“Prepetition First Lien Agent” means U.S. Bank National Association, in its capacity as trustee and collateral agent under the Prepetition First Lien Indenture or any successor in such capacity.
“Prepetition First Lien Facility” means the Prepetition First Lien Indenture and all exhibits and other ancillary documentation in respect thereof.
“Prepetition First Lien Holders” mean the holders of notes issued under the Prepetition First Lien Indenture.
“Prepetition First Lien Indenture” means that certain Indenture, dated as of December 19, 2011, as amended on December 7, 2012, between the Borrower, as issuer, and the Prepetition First Lien Agent, as amended.
“Prepetition First Lien Notes” means the notes issued under the Prepetition First Lien Indenture.
“Prepetition First Lien Security Agreement” means those certain Security Agreements, each dated as of December 19, 2011, between the Borrower, each Subsidiary Guarantor and the Prepetition First Lien Agent.
“Prepetition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Prepetition Secured Indebtedness, (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or any other Prepetition claims against a Debtor.
“Prepetition Primed Liens” means the Liens granted pursuant to the Prepetition First Lien Indenture and the Prepetition Second Lien Indenture in existence on the Filing Date.
“Prepetition Second Lien Agent” means U.S. Bank National Association, in its capacity as trustee and collateral agent under the Prepetition Second Lien Indenture or any successor in such capacity.

“Prepetition Second Lien Holders” means the holders of the notes issued under the Prepetition Second Lien Indenture.
“Prepetition Second Lien Indenture” means that certain Second Lien Indenture, dated as of September 19, 2012, among the Borrower and the Prepetition Second Lien Agent, as amended.
“Prepetition Secured Indebtedness” means all indebtedness and any other obligations of the Debtors owing under the Prepetition First Lien Indenture and/or the Prepetition Second Lien Indenture.
“Pro Rata Share” of any amount means, (a) with respect to any Term Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Term Commitment at such time and the denominator of which is the amount of all the Lenders’ Term Commitments at such time, and (b) with respect to any Synthetic L/C Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Synthetic Deposit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.06 or 10.01, such Lender’s Synthetic Deposit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all of the Lenders’ Synthetic Deposit Commitments at such time (or, if the Commitments shall have been terminated pursuant to Section 2.06 or 10.01, the Lenders’ Synthetic Deposit Commitments as in effect immediately prior to such termination).
“Professional Expenses” means professional fees and expenses of the Debtors and any official creditors’ committee (if any) appointed by the Bankruptcy Court.
“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether tangible or intangible.
“Proposed 13-Week Budget” has the meaning set forth in Section 8.04 of this Agreement.
“Public Lenders” has the meaning specified in Section 13.02(e).
“Qualified Participant” means any holder of the Prepetition First Lien Notes as of the Filing Date that (i) is an “accredited investor” (as defined in Regulation D of the Securities Act), (ii) holds more than $1,000,000 in principal amount of the Prepetition First Lien Notes and (iii) has informed the DIP Agent of its desire to participate as a Lender in the Facilities by no later than five (5) days after the Interim Order Entry Date.
“Register” has the meaning specified in Section 13.07(d).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents and advisors.
“Required Lenders” means, at any time, Lender Parties owed or holding more than a majority of the sum of (a) the aggregate principal amount of the Advances and Commitments outstanding at such time, and (b) the aggregate Synthetic Deposits at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to or Commitments of such Lender (in its capacity as a Lender) at such time, and (ii) such Lender’s Synthetic Deposits outstanding at such time; provided that notwithstanding anything herein or in any other Financing Agreement to the contrary, no Affiliate of any Loan Party that is a Lender hereunder shall be entitled to any vote in connection with any amendment, modification or waiver of this Agreement or any other Financing Agreement or in connection with any exercise of rights or remedies of the Lender Parties under the Financing Agreements and any Advances owed to, or Commitments of, such Affiliate shall be disregarded for such purposes.
“Required Rating” means a long-term unsecured debt rating by a nationally recognized statistical rating organization of not less than “A” or the equivalent.
“Restricting Information” has the meaning specified in Section 13.02(f).
“Retained Person” has the meaning specified in Section 6.16.
“Sale Approval Date” has the meaning specified in Section 6.14(c).
“Sale Motion” means a motion in form and substance reasonably acceptable to the DIP Agent and the Required Lenders providing for, among other things, the approval of bid procedures reasonably acceptable to the DIP Agent and the Required Lenders with respect to the Sale Transaction and the credit bid by the DIP Agent and/or the Prepetition First Lien Agent, acting on behalf of the Lenders and/or the Prepetition First Lien Holders, respectively, in amounts to be determined.
“Sale Transaction” means a sale of all or substantially all of the Debtors’ assets pursuant to a stalking horse credit bid made by the DIP Agent and/or the Prepetition First Lien Agent, acting on behalf of the Lenders and/or the Prepetition First Lien Holders on terms and conditions reasonably acceptable to the DIP Agent and the Required Lenders, respectively, subject to higher and better offers, or any other sale of all or substantially all of the Debtors’ assets reasonably acceptable to the Required Lenders so long as such sale was conducted in compliance with the Approved Bid Procedures.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA (subject to Title IV of ERISA) that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no other Person or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SPC” has the meaning specified in Section 13.07(k).
“Steering Committee” shall mean the unofficial committee of holders of not less than a majority in principal amount of the Prepetition First Lien Notes.
“Subordinated Obligations” has the meaning specified in Section 12.07.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Subsidiary Guarantor(s)” has the meaning specified in the preamble to this Agreement.
“Super-priority Claim” means a claim against any Debtor in the Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other Postpetition claims of the kind specified in, or otherwise arising or ordered under, any section of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c), 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment.
“Synthetic Account” means the cash collateral account in the name of the Synthetic L/C Issuing Bank established with the Synthetic Deposit Bank to secure the obligations of the Synthetic L/C Lenders to make or purchase participations in Synthetic L/C Advances in respect of drawings under Synthetic L/C’s issued by the Synthetic L/C Issuing Bank and under the exclusive dominion and control of the Synthetic L/C Issuing Bank.
“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
“Synthetic Deposit” means, with respect to any Synthetic L/C Lender at any time, the amount funded by such Synthetic L/C Lender to the Synthetic L/C Issuing Bank pursuant to

Section 2.01(b)(ii) and, following such funding, such Synthetic L/C Lender’s ratable share of the balance of the Synthetic Account.
“Synthetic Deposit Commitment” means, with respect to any Synthetic L/C Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption Synthetic Deposit Commitment representing such Lender’s obligation to make Synthetic Deposits pursuant to Section 2.01(b)(ii) and to make and to purchase participations in Synthetic L/C Advances pursuant to Section 2.03(b) or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the DIP Agent pursuant to Section 13.07(d) as such Lender’s “Synthetic Deposit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.06 or 10.01. For the avoidance of doubt, the Synthetic Deposit Commitment of a Lender shall be a sublimit of its Term Commitment.
“Synthetic L/C” has the meaning specified in Section 2.01(b)(i).
“Synthetic L/C Advance” means an advance made by the Synthetic L/C Issuing Bank pursuant to Section 2.04 or deemed made by any Synthetic L/C Lender to the Borrower pursuant to Section 2.04 to reimburse drawings under a Synthetic L/C, which advance is funded by reducing the Synthetic Deposit of such Synthetic L/C Lender by a like amount.
“Synthetic L/C Borrowing” means a borrowing consisting of simultaneous Synthetic L/C Advances deemed made by the Synthetic L/C Lenders pursuant to Section 2.04.
“Synthetic L/C Exposure” means, at any time, the sum of (without duplication) (a) the aggregate principal amount of outstanding Synthetic L/C Advances at such time plus (b) the Available Amount of all Synthetic L/C’s at such time plus (c) the aggregate unreimbursed amount of Letter of Credit Disbursement under Synthetic L/C’s outstanding at such time.
“Synthetic L/C Facility” means, at any time, an amount equal to the amount of the Synthetic L/C Issuing Bank’s Synthetic L/C Issuance Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.06 or 10.01.
“Synthetic L/C Issuance Commitment” means, with respect to the Synthetic L/C Issuing Bank at any time, the amount specified in a written notice by the Synthetic L/C Issuing Bank’s to the other parties hereto as the “Synthetic L/C Issuance Commitment” or, if the Synthetic L/C Issuing Bank has entered into one or more Assignment and Assumptions, set forth for the Synthetic L/C Issuing Bank in the Register maintained by the DIP Agent pursuant to Section 13.07(d) as the Synthetic L/C Issuing Bank’s “Synthetic L/C Issuance Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.06 or 10.01.
“Synthetic L/C Issuing Bank” means a financial institution engaged by the Borrower, but reasonably acceptable to the DIP Agent, to issue the Synthetic L/Cs hereunder or any successor in such capacity.
“Synthetic L/C Lender” means any Lender that has a Synthetic Deposit Commitment.

“Synthetic L/C Note” means a promissory note of the Borrower payable to the order of any Synthetic L/C Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Synthetic L/C Advances made by such Lender, as amended.
“Taxes” has the meaning specified in Section 2.13(a).
“Term Advance” means an Interim Advance or Funding Date Advance or both, as the context may require.
“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.
“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the DIP Agent pursuant to Section 13.07(d) as such Lender’s “Term Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.06 or 10.01. In the event that any Synthetic Deposits have been made by a Lender pursuant to a Synthetic Deposit Commitment, such Lender’s aggregate available and unused Term Commitment shall be reduced by the amount of such Synthetic Deposits funded by such Lender.
“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.
“Term Lender” means any Lender that has a Term Commitment.
“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advances made by such Lender, as amended.
“Termination Payment” means any net cash amount received by any Loan Party in connection with a termination (whether as a result of the occurrence of an event of default or other termination event) of any Hedge Agreement, including any “Settlement Amount” or “Termination Payment.”
“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
“Upfront Fee” has the meaning specified in Section 2.09(b).
“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
Section 1.02    Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Financing Agreements in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Financing Agreements to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and to the extent permitted under this Agreement (including, without limitation, Section 7.12).
Section 1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America (“GAAP”).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT
Section 2.01    The Advances and the Letters of Credit.
(a)    The Term Advances. Each Lender (severally and not jointly) agrees, on the terms and conditions hereinafter set forth, to make Term Advances to the Borrower (i) from time to time commencing on the Effective Date if the Effective Date is prior to the Maturity Date (the “Interim Funding Date”, such Term Advances made on or after the Effective Date but prior to the Final Order Entry Date, the “Interim Advances”) to but excluding the Final Order Entry Date in an amount not to exceed its Pro Rata Share of the aggregate Interim Funding Term Commitment of all Lenders and (ii) from time to time from and after the Final Order Entry Date to but excluding the Maturity Date (each such date a “Funding Date”, and any Term Advance made on any Funding Date, a “Funding Date Advance”) in an amount equal to its Pro Rata Share of the aggregate Final Funding Term Commitment of all Lenders; provided, that there shall be no more than 5 Funding Dates on or after the Final Order Entry Date, and provided further that the Term Commitment of each Lender shall be deemed utilized at any time by such Lender’s pro rata share of the face amount of any Synthetic L/C’s then outstanding. Each Lender’s Interim Funding Term Commitment shall terminate immediately and without further action on the earlier of the funding in full of such Lender’s Interim Funding Term Commitments and the Maturity Date. Each Lender’s Final Funding Term Commitment shall terminate immediately and without further action on the earlier of the funding in full of such Lender’s Final Funding Term Commitments and the Maturity Date. Any amount borrowed under this Agreement and repaid or prepaid may not be reborrowed. In the event that any Synthetic Deposits have been made by a Lender pursuant to a Synthetic Deposit Commitment, such Lender’s aggregate available and unused aggregate Interim Funding Term Commitment or Final Funding Term Commitment, as applicable, shall be reduced by the amount of such Synthetic Deposits funded by such Lender.

(b)    The Synthetic L/C’s.
(i)    The Synthetic L/C Issuing Bank agrees, on the terms and conditions hereinafter set forth, but subject to compliance by each Synthetic L/C Lender with its obligations under subsection (ii) below, to issue (or cause one or more of its Affiliates to issue on its behalf) letters of credit (the “Synthetic L/C’s”) in U.S. Dollars for the account of the Borrower from time to time on any Business Day (the “Issuance Date”) during the period from the Closing Date to the day prior to the Maturity Date in an aggregate face amount not to exceed $1,000,000. No Synthetic L/C shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the stated Maturity Date. Notwithstanding anything herein to the contrary, the Synthetic L/C Issuing Bank will not be required to issue, or to cause one or more of its Affiliates to issue on its behalf, any Synthetic L/C unless and until it has received each Synthetic L/C Lender’s Synthetic Deposit.
(ii)    Subject to the terms and conditions set forth herein and in consideration and furtherance of the undertakings of the Synthetic L/C Issuing Bank in respect of the Synthetic L/Cs, each Synthetic L/C Lender severally agrees to remit to the Synthetic L/C Issuing Bank on the date that is three (3) Business Days prior to the relevant Issuance Date an amount in U.S. Dollars equal to such Lender’s pro rata share of the requested Synthetic L/C, but in no event shall any Synthetic L/C Lender be required to fund more than its Synthetic Deposit Commitment, pursuant to such wire transfer instructions as the Synthetic L/C Issuing Bank shall specify. No Synthetic L/C Lender shall be required to fund any amount from its Synthetic Deposit Commitment until an institution acceptable to the Synthetic L/C Lenders shall have agreed to assume the role of Synthetic L/C Issuing Bank pursuant to the terms of this Agreement.
Each Synthetic L/C Lender irrevocably and unconditionally agrees that its Synthetic Deposit shall be available to pay the Synthetic L/C Issuing Bank such Synthetic L/C Lender’s Pro Rata Share of any Letter of Credit Disbursement under any Synthetic L/C that is not reimbursed by the Borrower pursuant to Section 2.04 and to fund such Synthetic L/C Lender’s Synthetic L/C Advances pursuant to Section 2.04.
(iii)    The failure of any Synthetic L/C Lender to make the Synthetic Deposit to be made by it hereunder shall not relieve any other Synthetic L/C Lender of its obligation, if any, hereunder to make its Synthetic Deposit on the Issuance Date, but no Synthetic L/C Lender shall be responsible for the failure of any other Synthetic L/C Lender to make the Synthetic Deposit to be made by such other Synthetic L/C Lender on the Issuance Date.
(iv)    The Synthetic Deposits shall be credited by the Synthetic L/C Issuing Bank to the Synthetic Account, and no person other than the Synthetic L/C Issuing Bank shall have the right to make any withdrawal or request any release from the Synthetic Account or to exercise any other right or power with respect thereto. Each Synthetic L/C Lender agrees that its right, title and interest in and to the Synthetic Account shall be limited to the right to require its Synthetic Deposit to be applied as provided in Section 2.04 and that it will have no right to require the return of its Synthetic Deposit other than as expressly provided in subsection (b)(viii) below and Sections 2.06 and 2.07. Each Synthetic L/C Lender hereby acknowledges that the Synthetic L/C Issuing Bank will be issuing, amending, renewing and extending Synthetic L/C’s in reliance on the availability of such Lender’s Synthetic Deposit to discharge such Lender’s obligations in connection with any Letter of Credit Disbursement under the Synthetic L/C’s in accordance with Section 2.04.
(v)    Each Synthetic L/C Lender hereby grants to the Synthetic L/C Issuing Bank a security interest in such Synthetic L/C Lender’s right, title and interest in and to its Synthetic Deposit, the Synthetic Account, all funds from time to time credited to the Synthetic Account, all security entitlements with respect to all financial assets from time to time credited to the Synthetic Account and all dividends, distributions, return of capital, interest, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets. The foregoing security interest secures, in the case of each Synthetic L/C Lender, the payment of all obligations of such Synthetic L/C Lender to the Synthetic L/C Issuing Bank now or hereafter existing under this Agreement, including the obligation of such Synthetic L/C Lender to pay to the Synthetic L/C Issuing Bank such Synthetic L/C Lender’s Pro Rata Share of any Letter of Credit Disbursement under any Synthetic L/C that is not reimbursed by the Borrower pursuant to Section 2.04 and to fund such Synthetic L/C Lender’s Synthetic L/C Advances pursuant to Section 2.04. Each Synthetic L/C Lender agrees that the Synthetic L/C Issuing Bank may set off and apply the funds in the Synthetic Account in the manner contemplated by this Agreement, including by transferring or redeeming any financial asset in the Synthetic Account and applying interest or dividends on financial assets in the Synthetic Account, in each case without further consent by such Synthetic L/C Lender.
(vi)    Each of the DIP Agent, the Synthetic L/C Issuing Bank and each Synthetic L/C Lender hereby acknowledges and agrees that the Synthetic L/C Issuing Bank may invest the balance of the Synthetic Account in such investments as may be determined from time to time by it.
(vii)    No Loan Party shall have any right, title or interest in or to the Synthetic Deposits or the Synthetic Account or any obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Synthetic Deposits by the Synthetic L/C Lenders, the provisions of subsections (b)(ii)-(viii) and the application of the Synthetic Deposits in the manner contemplated by Section 2.04(b) constitute agreements among the DIP Agent, the Synthetic L/C Issuing Bank and each Synthetic L/C Lender with respect to the funding obligations of each Synthetic L/C Lender in respect of its participation in Synthetic L/C’s and do not constitute any loan or extension of credit to the Borrower, except to the extent a Synthetic L/C Advance is deemed made and remains outstanding pursuant to Section 2.04. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Synthetic Deposits are and at all times will continue to be property of the Synthetic L/C Lenders and that no amount or investment held at any time in the Synthetic Account shall be the property of any Loan

Party, constitute “Collateral” under the Financing Agreements or otherwise be available in any manner to satisfy any Obligation of any Loan Party under the Financing Agreements.
(viii)    Each Synthetic L/C Lender’s Synthetic Deposit remaining in the Synthetic Account will be returned to such Synthetic L/C Lender on the first date on or after the earlier of (a) termination in whole of the Synthetic Deposit Commitments pursuant to Section 2.06 or 10.01 and (b) the Maturity Date, in each case, so long as on such date the Synthetic L/C Exposure has been reduced to zero.
(ix)    The Borrower shall pay to the DIP Agent for the account of each Synthetic L/C Lender interest on the Synthetic Deposits as fully as if such Synthetic Deposits were Advances hereunder, and on the dates that such interest would be due thereon.
(x)    If any Synthetic L/C remains outstanding as of the Maturity Date (each such Synthetic L/C an “Extended Synthetic L/C”), then (i) the Borrower shall deposit in the Synthetic Account an amount equal to the amount required for the balance in the Synthetic Account to equal 103% of the aggregate principal amount of each Extended Synthetic L/C, which deposit shall be treated as a Synthetic Deposit for all purposes hereunder and (ii) until the expiration date of the Extended Synthetic L/C, the Borrower shall pay to the Synthetic L/C Issuing Bank a fee in an amount agreed to between the Borrower and the Synthetic L/C Issuing Bank and measured on the aggregate principal amount of such Extended Synthetic L/C, payable in arrears monthly on the last Business Day of each month that such Extended Synthetic L/C remains outstanding.
Section 2.02    Making the Advances. (a) Except as otherwise provided in Section 2.04, each Borrowing shall be made on written notice signed by an authorized officer of the Borrower (a copy of which notice may be delivered by email to the DIP Agent’s address in Section 13.02), given not later than 2:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the DIP Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the DIP Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitment of such Lender. The DIP Agent will be entitled to withhold the proceeds of any Borrowing until it has confirmed receipt of such funds and fulfillment of the applicable conditions set forth in Article III, whereupon it shall make such funds available to the Borrower by crediting (or causing to be credited) such account as shall be satisfactory to the Borrower and the DIP Agent.

(b)    Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $100,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)    Unless the DIP Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the DIP Agent such Lender’s ratable portion of such Borrowing, the DIP Agent may assume that such Lender has made such portion available to the DIP Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the DIP Agent may, in reliance upon such assumption, make available (but shall not be obligated to make available) to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the DIP Agent, such Lender and the Borrower severally agree to repay or pay to the DIP Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the DIP Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.08 to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the DIP Agent in accordance with banking industry practices on interbank compensation. If such Lender shall pay to the DIP Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.
(e)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
Section 2.03    Issuance of Letters of Credit.
(a)    Request for Issuance. Each Synthetic L/C shall be issued upon written notice signed by an authorized officer of the Borrower, given not later than 2:00 P.M. (New York City time) on the seventh Business Day (or such other Business Day as shall be requested by the Borrower and agreed by the Synthetic L/C Issuing Bank) prior to the date of the proposed issuance of such Synthetic L/C, by the Borrower to the Synthetic L/C Issuing Bank, which shall give to the DIP Agent and each Synthetic L/C Lender prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of any Synthetic L/C shall be substantially in the form attached hereto as Exhibit B-2 (a “Notice of Issuance”) and shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Synthetic L/C, (C) expiration date of such Synthetic L/C, (D) name and address of the beneficiary of such Synthetic L/C, and (E) form of such Synthetic L/C, and shall be accompanied by such application and agreement for letter of credit as the Synthetic L/C Issuing Bank may specify to the Borrower for use in connection with such requested Synthetic L/C (a “Letter of Credit Agreement”). If the requested form of such Synthetic L/C is acceptable to the Synthetic L/C Issuing Bank in its sole discretion, the Synthetic L/C Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Synthetic L/C available to the Borrower at its office referred to in Section 13.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
(b)    Participations in Synthetic L/C’s. Upon the issuance of a Synthetic L/C by the Synthetic L/C Issuing Bank under Section 2.03(a), the Synthetic L/C Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Synthetic L/C Lender, and each Synthetic L/C Lender shall be deemed, without further action by any party hereto, to have purchased from the Synthetic L/C Issuing Bank, a participation in such Synthetic L/C in an amount for each Synthetic L/C Lender equal to such Synthetic L/C Lender’s Pro Rata Share of the Available Amount of such Synthetic L/C, effective upon the issuance of such Synthetic L/C.
Section 2.04    Drawings and Reimbursement under Letters of Credit. Each Letter of Credit Disbursement by the Synthetic L/C Issuing Bank under any Synthetic L/C shall constitute for all purposes of this Agreement the making by the Synthetic L/C Issuing Bank of a Synthetic L/C Advance, which shall be a Eurodollar Advance, in the amount of such Letter of Credit Disbursement. The Synthetic L/C Issuing Bank agrees to give the DIP Agent and each Synthetic L/C Lender prompt notice of each Letter of Credit Disbursement under each Synthetic L/C. In consideration of its obligations to purchase participations in the Synthetic L/C’s, each Synthetic L/C Lender hereby absolutely and unconditionally agrees that the Synthetic L/C Issuing Bank may reimburse itself for such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by the Synthetic L/C Issuing Bank and not reimbursed by the Borrower by 2:00 P.M. (New York City time) on the date of such Letter of Credit Disbursement by setting off and applying such Lender’s Synthetic Deposit, to such reimbursement in an amount equal to such Lender’s Pro Rata Share of such Letter of Credit Disbursement. Each Synthetic L/C Lender acknowledges and agrees that its obligation to pay for its participation pursuant to this Section 2.04 in respect of Synthetic L/C’s is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever. Each such application of a Synthetic L/C Lender’s Synthetic Deposit to the reimbursement of a Letter of Credit Disbursement in respect of principal shall constitute a Synthetic L/C Advance made by such Lender on the Business Day of such application for purposes of this Agreement, and the outstanding principal amount of the Synthetic L/C Advance made by the Synthetic L/C Issuing Bank shall be reduced by such amount on such Business Day.

Section 2.05    Repayment of Advances; Termination of DIP Obligations upon Sale Transaction.
(a)    (i) Term Advances. The Borrower hereby unconditionally promises to pay to the DIP Agent for the account of the Lenders the principal amount of the Term Advances on the Maturity Date (or on such earlier date on which the Advances become due and payable pursuant to the terms of this Agreement).
(ii)    Synthetic L/C Advances. The Borrower shall repay to the DIP Agent on the Maturity Date for the ratable account of the Synthetic L/C Issuing Bank and the Synthetic L/C Lenders the aggregate principal amount of the Synthetic L/C Advances made by the Synthetic L/C Issuing Bank and the Synthetic L/C Lenders.
(iii)    Obligations in Respect of Letters of Credit Generally. The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Synthetic L/C shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:
(A)    any lack of validity or enforceability of any Financing Document, any Letter of Credit Agreement, any Synthetic L/C or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “Letter of Credit Related Documents”);
(B)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit Related Document or any other amendment or waiver of or any consent to departure from all or any of the Letter of Credit Related Documents;
(C)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Synthetic L/C (or any Persons for which any such beneficiary or any such transferee may be acting), the Synthetic L/C Issuing Bank or any other Person, whether in connection with the transactions contemplated by the Letter of Credit Related Documents or any unrelated transaction;
(D)    any statement or any other document presented under a Synthetic L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(E)    payment by the Synthetic L/C Issuing Bank under a Synthetic L/C against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Synthetic L/C;
(F)    any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the Letter of Credit Related Documents; or
(G)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a Guarantor.
Section 2.06    Termination or Reduction of the Commitments.
(a)    Optional.
(i)    The Borrower may, upon at least five Business Days’ notice to the DIP Agent, terminate in whole or reduce in part the unused portions of the Term Commitments; provided, however, that each partial reduction of any such Commitments (x) shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and (y) shall be made ratably among the Lenders in accordance with their Term Commitments.
(ii)    The Borrower may, upon at least five Business Days’ notice to the DIP Agent and the Synthetic L/C Issuing Bank, terminate in whole or reduce in part the unused portions of the Synthetic L/C Facility and the corresponding unused portion of the Synthetic Deposits; provided, however, that (A) each partial reduction of the Synthetic L/C Facility and the Synthetic Deposits (1) shall be in an aggregate amount of $250,000 or an integral multiple of $50,000 in excess thereof and (2) shall be made ratably among the Synthetic L/C Lenders in accordance with their Synthetic Deposit Commitments and (B) the amount specified in such notice shall be transferred from the Synthetic Account by the Synthetic L/C Issuing Bank on such date to each Synthetic L/C Lender in accordance with its Pro Rata Share of such reduction amount and (C) in the case of any such reduction on a date other than the last day of an Investment Period for such Synthetic Deposits, the Borrower shall pay to the DIP Agent on the date of any such reduction for the ratable benefit of the Synthetic L/C Lenders any amount owing by the Borrower pursuant to Section 13.04(c).
(b)    Mandatory.
(i)    Upon the occurrence of a Casualty Event, Event of Eminent Domain, Asset Sale, Equity Issuance, Litigation Award or the incurrence or issuance of any Debt (other than Debt permitted to be incurred pursuant to Section 7.02) (each, a “Prepayment Event”), if there are no Advances then outstanding, the aggregate amount of the Term Commitments shall be reduced on a Pro Rata basis in an amount equal to the Net Cash Proceeds of such Prepayment Event.
(ii)    Upon receipt by any Loan Party of a Termination Payment or Extraordinary Receipt, if there are no Advances then outstanding, the aggregate amount of the Commitments shall be reduced on a Pro Rata basis, in an amount equal to the proceeds of such Termination Payment or Extraordinary Receipt.

Section 2.07    Prepayments.
(a)    Optional. The Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances, in each case delivered by 2:00 p.m. (New York City time) to the DIP Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (w) each partial prepayment in respect of the Term Facility shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof, (y) each partial prepayment in respect of the Synthetic L/C Facility shall be in an aggregate principal amount of $250,000 or an integral multiple of $50,000 in excess thereof and (z) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 13.04(c).
(b)    Mandatory.
(i)    Upon the occurrence of a Prepayment Event, the Borrower shall prepay an aggregate principal amount of the Advances on a Pro Rata basis in an amount equal to the Net Cash Proceeds of such Prepayment Event; provided, however, that the Required Lenders may, if requested to do so, elect to have the DIP Obligations assumed by the buyer in connection with an Approved Sale Transaction or to have all or a portion of the DIP Obligations contributed as consideration for a credit bid as part of the Sale Transaction to be made by the Prepetition First Lien Holders pursuant to the Sale Motion.
(ii)    Upon receipt by any Loan Party of a Termination Payment or Extraordinary Receipt, the Borrower shall prepay an aggregate principal amount of the Advances on a Pro Rata basis in an amount equal to the proceeds of such Termination Payment or Extraordinary Receipt, as applicable.
(iii)    All prepayments under this clause (b) shall be made together with (A) accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and (B) any amounts owing pursuant to Section 13.04(c).
Section 2.08    Interest.
(a)    Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender Party from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. At a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) 10% per annum, payable in arrears monthly on the last Business Day of such month and on the Maturity Date.

(ii)    Eurodollar Rate Advances. At a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) 10% per annum, payable in arrears on the last day of each Interest Period.
(b)    Default Interest. During the continuance of any Event of Default, the Borrower shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.08(a), as applicable, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.08(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Financing Agreement to any DIP Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.08(a).
(c)    Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the DIP Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the DIP Agent for purposes of clause (a)(i) or (a)(ii) above.
Section 2.09.    Fees.
(a)    Commitment Fee. The Borrower shall pay to the DIP Agent for the account of each Lender a commitment fee, from the Closing Date until the Maturity Date, payable in arrears monthly on the last Business Day of such month and on the Maturity Date, commencing April 30, 2013, at the rate of 12% per annum on the average daily undrawn Term Commitment of such Lender during such month; provided, however, that no commitment fee shall accrue on the Term Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. For the avoidance of doubt, the only fees payable with respect to any amounts deposited as a Synthetic Deposit shall be the interest payments on such amounts owing pursuant to Section 2.01(b)(ix).
(b)    Upfront Fee. The Borrower shall pay to the DIP Agent for the account of the Lenders, a non-refundable fee (the “Upfront Fee”) of 4% of the sum of (i) the total amount of Term Commitments and (ii) the total amount of Synthetic Deposit Commitments. The Upfront Fee for the Interim Funding Term Commitments and Synthetic Deposit Commitments shall be fully earned on the Interim Order Entry Date and the balance of the Upfront Fee shall be fully earned on the Final Order Entry Date and, in each case, payable by original issue discount of the Term Advances.
(c)    Back-stop Fee. The Borrower shall pay to the DIP Agent for the account of each Back-stop Lender, a non-refundable fee (the “Back-stop Fee”) of 3% of such Back-stop Lenders’ Back-stop Commitment, which fee shall be payable on the date that the first Advance is made under this Agreement. The Back-stop Fee shall be fully earned on the Interim Order Entry Date, and shall be payable on the Closing Date.

(d)    Agency Fees. The Borrower shall pay to the DIP Agent for its own account the fees provided for in the Agency Fee Letter.
Section 2.10    Conversion/Continuation of Advances.
(a)    Optional.
(i)    Subject to clause (b) below, the Borrower may on any Business Day, upon notice given to the DIP Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.11, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify the date of such Conversion and the Advances to be Converted. Each notice of Conversion shall be irrevocable and binding on the Borrower.
(ii)    Subject to clause (b) below, the Borrower may upon the expiration of the Interest Period applicable to any Eurodollar Rate Advance, continue all or any portion of such Eurodollar Rate Advance equal to $1,000,000 and integral multiples of $250,000 in excess of that amount as a Eurodollar Rate Advance.
(b)    Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended.
Section 2.11    Increased Costs, Etc.
(a)    If, due to either (i) a Change in Law or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or Synthetic Deposits or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Synthetic L/C Advances (excluding, for purposes of this Section 2.11, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the DIP Agent), pay to the DIP Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; and provided, however, that a

Lender Party claiming additional amounts under this Section 2.11(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to make Synthetic Deposits hereunder and other commitments of such type, then, upon demand by such Lender Party or such corporation (with a copy of such demand to the DIP Agent), the Borrower shall pay to the DIP Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to make Synthetic Deposits hereunder. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.
(c)    Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or Synthetic Deposits hereunder, then on notice thereof and demand therefor by such Lender to the Borrower through the DIP Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance, (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended and (iii) the Synthetic L/C Issuing Bank will use commercially reasonable efforts to invest the Synthetic Deposits so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the DIP Agent in accordance with the banking industry practices or interbank compensation, in each case, until the DIP Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
(d)    In the event that any Lender Party (i) demands payment of costs or additional amounts pursuant to this Section 2.11 or Section 2.13, (ii) asserts, pursuant to

Section 2.11(c), that it is unlawful for such Lender Party to make Eurodollar Rate Advances, (iii) fails to approve a requested waiver or amendment which requires the approval of such Lender to become effective but is otherwise approved by the Required Lenders or (iv) becomes a Defaulting Lender then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender Party and the DIP Agent, elect to cause such Lender Party to assign its Advances and Commitments in full to one or more Persons; provided that (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the DIP Agent, (ii) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances and Synthetic Deposits made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.11, 2.13 and 13.04), and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 13.07.
(e)    For the purposes of this Section 2.11, in determining whether the introduction of, any change in or any change in the interpretation of any law or regulation has occurred, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by any Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the Closing Date, regardless of the date enacted, adopted or issued.
Section 2.12    Payments and Computations.  (a)    The Borrower shall make each payment hereunder and under the other Financing Agreements, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.16) not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the DIP Agent at the Agent’s Account in same day funds, with payments being received by the DIP Agent after such time being deemed to have been received on the next succeeding Business Day. The DIP Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Financing Agreements to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 13.07(d), from and after the effective date of such Assignment and Assumption, the DIP Agent shall make all payments hereunder and under the other Financing Agreements in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)    Subject to the terms of the DIP Order, the Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Financing Agreements to charge from time to time, to the fullest extent permitted by law, against any Loan Party’s accounts with such Lender Party or such Affiliate any amount so due.
(c)    All computations of interest based on the prime rate shall be made by the DIP Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the DIP Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the DIP Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under the other Financing Agreements shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e)    Unless the DIP Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the DIP Agent may assume that the Borrower has made such payment in full to the DIP Agent on such date and the DIP Agent may (but shall not be obligated to), in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower has not made such payment in full to the DIP Agent, each such Lender Party shall repay to the DIP Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the DIP Agent, at the greater of the Federal Funds Rate and a rate determined by the DIP Agent in accordance with banking industry practices on interbank compensation.
(f)    If the DIP Agent receives funds for application to the DIP Obligations under circumstances for which the Financing Agreements do not specify the Advances to which, or the manner in which, such funds are to be applied, the DIP Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s pro rata share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time, and (ii) the aggregate amount of Synthetic Deposits at such time, in repayment or prepayment of such of the outstanding Advances or other DIP Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to the principal thereof, as the DIP Agent shall direct.

Section 2.13    Taxes. (a)    Any and all payments to or for the account of any Lender Party or the DIP Agent hereunder or under any other Financing Agreement shall be made, in accordance with Section 2.12 or the applicable provisions of such other Financing Agreement, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the DIP Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the DIP Agent, as the case may be, is organized and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Financing Agreement being hereinafter referred to as “Taxes”). If any amount with respect to Taxes shall be required by law to be deducted from or in respect of any sum payable hereunder or under any other Financing Agreement to any Lender Party or the DIP Agent, (i) the Loan Parties shall cause the sum payable to be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender Party or the DIP Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall ensure that all such deductions have been made and (iii) the Loan Parties shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)    In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Financing Agreements or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Financing Agreements (hereinafter referred to as “Other Taxes”).
(c)    The Loan Parties shall indemnify each Lender Party and the DIP Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender Party or the DIP Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the DIP Agent (as the case may be) makes written demand therefor.
(d)    Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the DIP Agent, at its address referred to in Section 13.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the DIP Agent. For purposes of subsections (e) and (f) of this Section 2.13, the term “United States” shall have the meaning specified in Section 7701 of the Internal Revenue Code.

(e)    Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the DIP Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8EC1 (or in the case of a Lender Party that has certified in writing to the DIP Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Financing Agreement or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate on interest payments in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8EC1 or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
(f)    For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)    Any Lender Party claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.
Section 2.14    Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set- off, or otherwise, other than (x) as a result of an assignment pursuant to Section 13.07 or (y) any set-off or application of any Synthetic Deposits or the balance of the Synthetic Account to reimburse the Synthetic L/C Issuing Bank for drawings under Synthetic L/C’s or Synthetic L/C Advances), (a) on account of DIP Obligations due and payable to such Lender Party hereunder and under the other Financing Agreements at such time in excess of its ratable share (according to the proportion of (i) the amount of such DIP Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the DIP Obligations due and payable to all Lender Parties hereunder and under the other Financing Agreements at such time) of payments on account of the DIP Obligations due and payable to all Lender Parties hereunder and under the other Financing Agreements at such time obtained by all the Lender Parties at such time or (b) on account of DIP Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Financing Agreements at such time in excess of its ratable share (according to the proportion of (i) the amount of such DIP Obligations owing (but not due and payable) to such Lender Party at such time to (ii) the aggregate amount of the DIP Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Financing Agreements at such time) of payments on account of the DIP Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Financing Agreements at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the DIP Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (x) the amount of such other Lender Party’s required repayment to (y) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
Section 2.15    Use of Proceeds. (a)    The proceeds of the Term Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to pay (a) all fees due to the DIP Agent and the Back-stop Lenders as provided under this Agreement or the other Financing Agreements, (b) all reasonable out-of-pocket professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by the DIP Agent and the Back-stop Lenders in connection with the Cases, including, without limitation, those incurred in connection with the preparation, negotiation, documentation and court approval of this Agreement, the other Financing Agreements and the Sale Motion and related pleadings and agreements, and (c) all reasonable out-of-pocket costs and expenses, including professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses), incurred by the Prepetition First Lien Agent and the Steering Committee, to the extent provided for in the DIP Order, (ii) to provide working capital to the Borrower consistent with the Approved 13-Week Budget and not prohibited by this Agreement or the DIP Order; provided that no proceeds of the Term Advances shall be received by, or paid on behalf of, any other Loan Party or its Subsidiaries without the prior written consent of the Required Lenders, (iii) for other general corporate purposes of the Borrower consistent with the Approved 13-Week Budget and not otherwise prohibited under this Agreement or the DIP Order, including for permitted capital expenditures, (iv) to pay administration costs of the Cases consistent with the Approved 13-Week Budget and not prohibited by this Agreement or the DIP Order, (v) to the extent approved by the Bankruptcy Court, on notice to and in consultation with the Lenders, to pay certain prepetition trade payables or amounts due under an employee incentive or retention plan, but in either case only to the extent expressly provided for in the Approved 13-Week Budget and in amounts and on terms otherwise consented to by the Required Lenders; (vi) to pay Professional Expenses, subject to any limitations in the DIP Order, of any official creditors’ committee, if any such a committee is appointed in the Cases consistent with the Approved 13-Week Budget, (vii) to pay Professional Expenses, subject to any limitations in the DIP Order, of the Debtors, (viii) to pay certain pass-through amounts due to certain royalty interest owners and non-operator working interest holders, in either case, to the extent approved by the Bankruptcy Court and having the consent of the Required Lenders (ix) to fund a reserve in the amount of $250,000 to pay Professional Expenses of the Debtors for winding down the cases after consummation of an Approved Sale Transaction and (x) to the extent payable under the terms of the engagement letter between the Borrower and Jefferies & Company, Inc. dated February 22, 2013, the “Restructuring Fee” payable thereunder in an amount not to exceed $2,000,000, provided that such “Restructuring Fee” is payable in connection with a transaction consented to by the Required Lenders or pursuant to the Sale Motion and provided further that nothing herein shall constitute a consent to the allowance and payment of such “Restructuring Fee”, which shall be subject to the approval of the Bankruptcy Court in all respects, and all parties rights with respect thereto are reserved. Notwithstanding the foregoing, each of the payments contemplated in clauses (ii) through (vii) above shall be subject to the Budget Covenant.
(b)    The Synthetic L/C’s shall be available solely for the purposes and in the amounts set forth in the Approved 13-Week Budget.
(c)    Borrowings shall be used in compliance with this Agreement and the DIP Order.
Section 2.16    Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted

Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Financing Agreement to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Financing Agreements an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the DIP Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the DIP Agent as specified in subsection (b) or (c) of this Section 2.16.
(b)    In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the DIP Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Financing Agreement to the DIP Agent for the account of such Defaulting Lender, then the DIP Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the DIP Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the DIP Agent shall constitute for all purposes of this Agreement and the other Financing Agreements payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the DIP Agent shall be retained by the DIP Agent or distributed by the DIP Agent to such other Lender Parties in the following order of priority:
first, to the DIP Agent for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the DIP Agent;
second, to the Synthetic L/C Issuing Bank for any Defaulted Amounts then owing to it, in its capacity as such, ratably in accordance with such respective Defaulted Amounts then owing to the Synthetic L/C Issuing Bank; and

third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.
Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining after giving effect to the amount applied by the DIP Agent pursuant to this subsection (b) shall be applied by the DIP Agent as specified in subsection (c) of this Section 2.16.
(c)    In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the DIP Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Financing Agreement to or for the account of such Defaulting Lender, then the Borrower or the DIP Agent or such other Lender Party shall pay such amount to the DIP Agent to be held by the DIP Agent, to the fullest extent permitted by applicable law, in escrow or the DIP Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the DIP Agent in escrow under this subsection (c) shall be deposited by the DIP Agent in an account with a commercial bank selected by the DIP Agent (the “Escrow Bank”), in the name and under the control of the DIP Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the DIP Agent in escrow under, and applied by the DIP Agent from time to time in accordance with the provisions of, this subsection (c). The DIP Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Financing Agreements to the DIP Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:
first, to the DIP Agent for any amounts then due and payable by such Defaulting Lender to it hereunder, in its capacity as such, ratably in accordance with such respective amounts then due and payable to the DIP Agent;
second, to the Synthetic L/C Issuing Bank for any amounts then due and payable to it hereunder, in its capacity as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Synthetic L/C Issuing Bank;
third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and
fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the DIP Agent in escrow at such time with respect to such Lender Party shall be distributed by the DIP Agent to such Lender Party and applied by such Lender Party to the DIP Obligations owing to such Lender Party at such time under this Agreement and the other Financing Agreements ratably in accordance with the respective amounts of such DIP Obligations outstanding at such time.
(d)    The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any DIP Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.
Section 2.17    Evidence of Debt. (a)    Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the DIP Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the DIP Agent, a Term Note or a Synthetic L/C Note, as applicable, in substantially the form of Exhibits A-l and A-2 hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Term Commitment and Synthetic Deposit Commitment, respectively, of such Lender Party. All references to Notes in the Financing Agreements shall mean Notes, if any, to the extent issued hereunder.
(b)    The Register maintained by the DIP Agent pursuant to Section 13.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, (iv) the amount of any sum received by the DIP Agent from the Borrower hereunder and each Lender Party’s share thereof, and (v) the date and amount of each Synthetic Deposit made hereunder.
(c)    Entries made in good faith by the DIP Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the DIP Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND OF LENDING
AND ISSUANCES OF LETTERS OF CREDIT
Section 3.01    Conditions Precedent to All Advances. The obligation of each Lender to make any Advance on the occasion of each Borrowing, and the obligation of the Synthetic L/C Issuing Bank to issue a Synthetic L/C, shall be subject to the satisfaction or waiver in writing by the Lenders or the Synthetic L/C Issuing Bank, as the case may be, of the following conditions precedent:
(a)    receipt of a Notice of Borrowing, or Notice of Issuance as the case may be;
(b)    the representations and warranties contained in each Financing Agreement are true and correct in all material respects (provided that any representation or warranty qualified by materiality or by Material Adverse Effect shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance, in which case as of such specific date;
(c)    no Default or Event of Default has occurred and is continuing or would result from such Borrowing or issuance or from the application of the proceeds therefrom;
(d)    the Interim Order or the Final Order, as the case may be, shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated, appealed or subject to a stay pending appeal, in each case, without the consent of the DIP Agent;
(e)    all First Day Orders and any “second day” orders shall be in form and substance reasonably satisfactory to the Required Lenders;
(f)    the DIP Agent and the Lenders shall have received when due (and after giving effect to any applicable grace periods) all periodic updates required with respect to the Approved 13-Week Budget, including any variance reports;
(g)    the Loan Parties shall be in compliance with the Budget Covenant (including after giving effect to the proposed borrowing and the use of proceeds thereof); and
(h)    other than proceedings relating to the approval of this Agreement and the transactions contemplated hereby and under the Financing Agreements, there shall exist no action, litigation or proceeding, pending before any arbitrator or governmental instrumentality which relates to the Financing Agreements or the transactions contemplated thereby that could reasonably be expected to have a Material Adverse Effect.
Section 3.02    Conditions Precedent to Interim Funding Date. Section 2.01 of this Agreement shall become effective on and as of the first date on or after the Interim Order Entry

Date (the “Effective Date”) on which the following conditions precedent have been satisfied or waived by the DIP Agent and the Required Lenders (and the obligation of each Lender to make a Term Advance or of the Synthetic L/C Issuing Bank to issue a Synthetic L/C hereunder or any Synthetic L/C Lender to make its Synthetic Deposit is subject to the satisfaction or waiver of such conditions precedent before or concurrently with the Effective Date):
(a)    The DIP Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender Parties (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:
(i)    The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.17.
(ii)    A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or formation of each Loan Party, as applicable, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the constitutive documents of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of the State of the jurisdiction of organization.
(iii)    A certificate of each Loan Party signed on behalf of such Loan Party by its President or Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.02(a)(ii) above, (B) a true and correct copy of the bylaws, limited liability company agreement or limited partnership agreement, as applicable, of such Loan Party as in effect on the Effective Date, (C) the due organization and valid existence of such Loan Party as a corporation, limited liability company or limited or general partnership, as applicable, organized under the laws of the jurisdiction of its organization, (D) the absence of any event occurring and continuing that constitutes a Default and that no Default will occur as a result of any Borrowings on the Effective Date and (E) truth and correctness of the representations and warranties contained in each Financing Agreement in all material respects (provided that any representation or warranty qualified by materiality or by Material Adverse Effect is true and correct in all respects) on and as of the Effective Date, before and after giving effect to any Borrowings on the Effective Date and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date.

(iv)    A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Financing Agreement to which it is or is to be a party and the other documents to be delivered hereunder and thereunder, and attaching resolutions adopted by the Loan Parties authorizing such actions.
(v)    [RESERVED]
(vi)    [RESERVED]
(vii)    A 13-Week statement (or such shorter period as the Required Lenders shall agree) (the “Initial Budget”) of projected receipts and disbursements of the Debtors for the immediately succeeding 13 (or such shorter period as the Required Lenders shall agree) weeks, broken down by week, including (i) individual line items for “Aggregate Total Receipts,” “Aggregate Operating & Maintenance Capital Expenditures,” “Major Maintenance,” “Aggregate New Project Capital Expenditures,” and “Aggregate Professional Expenses” (as Professional Expenses are defined herein), and (ii) the anticipated uses of the proceeds of Advances and Synthetic L/C’s for such period, in form and substance satisfactory to the Required Lenders.
(viii)    Executed copies of the Agency Fee Letter.
(b)    No trustee, examiner or receiver with expanded powers pursuant to Section 1104(c) of the Bankruptcy Code, shall have been appointed or designated with respect to any Debtor or their respective business, properties or assets, and no motion shall be pending seeking similar relief or any other relief, which, if granted, would result in a person other than the Debtors exercising control over the Debtors’ assets.
(c)    All of the First Day Orders entered by the Bankruptcy Court and all related motions submitted to the Bankruptcy Court for approval (as applicable) at or about the time of the commencement of the Cases shall have been previously reviewed by the Required Lenders and shall be in form and substance reasonably satisfactory to the Required Lenders.
(d)    The Bankruptcy Court shall have entered an Interim Order in the form of Exhibit D to this Agreement, with such changes, if any, as approved by the Required Lenders and shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated, appealed or subject to a stay pending appeal.
(e)    The Loan Parties shall be in compliance in all respects with the Interim Order.
(f)    All orders entered by the Bankruptcy Court and arrangements pertaining to cash management and adequate protection shall, and all motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance satisfactory to the DIP Agent and the Required Lenders in their sole discretion.

(g)    The Loan Parties and the other parties hereto shall have executed and delivered each Financing Agreement and promissory notes (if requested by any Lender) evidencing the Advances and Synthetic L/C’s made and to be made under this Agreement.
(h)    The Lender Parties shall have been granted a perfected, first priority lien on all Collateral, subject to the Carve-Out, pursuant hereto and the DIP Order.
(i)    All costs, fees, expenses (including, without limitation, legal fees) and other compensation contemplated by this Agreement and the Financing Agreements to be payable to the DIP Agent and the Lenders on or before the Interim Funding Date shall have been paid to the extent due.
(j)    All costs, fees and expenses (including, without limitation, legal fees) that are payable to the Prepetition First Lien Agent and the Prepetition First Lien Holders pursuant to the Interim Order shall have been paid to the extent due.
(k)    The Lender Parties shall have received, to the extent requested, on or before the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.
Section 3.03    Conditions Precedent to Each Funding Date on or after the Final Order Entry Date. The obligation of each Lender to make a Term Advance in respect of its Final Funding Term Commitment on or after the Final Order Entry Date, the obligation of the Synthetic L/C Issuing Bank to issue a Synthetic L/C on or after the Final Order Entry Date, and the obligation of any Synthetic L/C Lender to make its Synthetic Deposit on or after the Final Order Entry Date, shall be subject to the satisfaction or waiver in writing by the Required Lenders or the Synthetic L/C Issuing Bank, as the case may be, of the following conditions precedent:
(a)    The Final Order in form and substance satisfactory to the Required Lenders shall have been entered within 30 days following the Interim Order Entry Date, which order shall not have been reversed, modified, amended, stayed, vacated, appealed or subject to a stay pending appeal.
(b)    The Debtors shall be in compliance with the Final Order in all respects.
(c)    The Sale Motion shall have been filed with the Bankruptcy Court.
(d)    If retained, the Retained Person shall continue to be retained by the Debtors.
(e)    A Proposed 13-Week Budget shall have been delivered to and approved by the Required Lenders and become the Approved 13-Week Budget pursuant to Section 8.04.

Section 3.04    Determinations Under Section 3.02. For purposes of determining compliance with the conditions specified in Section 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the DIP Agent responsible for the transactions contemplated by the Financing Agreements shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the DIP Agent such Lender Party’s ratable portion of such Borrowing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES SECTION
Section 4.01    Representations and Warranties of the Loan Parties. The Loan Parties represent and warrant as follows:
(a)    Each Loan Party (i) is a corporation, limited liability company or limited or general partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority, including, without limitation, all Governmental Authorizations to own or lease and operate its Properties and to carry on its business as now conducted and as proposed to be conducted.
(b)    Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties on the date hereof, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.02(a)(ii) is a true and correct copy of each such document, each of which is valid and in full force and effect.
(c)    Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all Subsidiaries of each Loan Party on the date hereof, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except Prepetition Primed Liens.

(d)    Upon entry of the Interim Order or the Final Order, as the case may be, the execution, delivery and performance by each Loan Party of each Financing Agreement to which it is or is to be a party are within such Loan Party’s corporate, limited liability company or limited or general partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, or (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of their Properties other than the Prepetition Facilities. No Loan Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or is in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument (except for the Prepetition Facilities), in each case, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.
(e)    Except for the approval of the Bankruptcy Court, no Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party that has not already been obtained is required for (i) the operation of the business of the Loan Parties as required by applicable law, (ii) the due execution, delivery, recordation, filing or performance by any Loan Party of any Financing Agreement to which it is or is to be a party, (iii) the grant by any Loan Party of the Liens granted by it pursuant to the Financing Agreements, (iv) the perfection or maintenance of the Liens created under the Financing Agreements (including the first priority nature thereof), other than customary filings and extensions or (v) except for approvals, notices and authorizations required by any applicable Government Authority in connection with the transfer of ownership of any regulated business, the exercise by the DIP Agent or any Lender Party of its rights under the Financing Agreements or the remedies in respect of the Collateral pursuant to the Financing Agreements, except for the authorizations, approvals, actions, notices and filings the failure of which to obtain or make, could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, all of which have been duly obtained, taken, given or made and are in full force and effect.
(f)    Upon entry of the Interim Order or the Final Order, as applicable, this Agreement has been, and each other Financing Agreement when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. Upon entry of the Interim Order or the Final Order, as applicable, this Agreement is, and each other Financing Agreement when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.
(g)    There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Loan Parties, threatened before any Governmental Authority or arbitrator that could reasonably be likely to have a Material Adverse Effect, other than as set forth in Schedule 4.01(g).

(h)    None of the Loan Parties is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Synthetic L/C will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
(i)    Neither any Loan Party nor any of its Subsidiaries is an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Financing Agreements, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
(j)    No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in liability in excess of $1,000,000 of any Loan Party or any ERISA Affiliate.
(k)    (i)    Except as otherwise set forth on Part I of Schedule 4.01(k) hereto or the Phase I reports referred to in Section 6.11(a), the operations and Properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that could reasonably be likely to (A) form the basis of an Environmental Action against any Loan Party, any of its Subsidiaries or any of their Properties that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (B) cause any such Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.
(ii)    Except as otherwise set forth on Part II of Schedule 4.01(k) hereto, none of the Properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such Property.
(iii)    Except as otherwise set forth on Part III of Schedule 4.01(k) hereto or in the Phase I reports referred to in Section 6.11(a), or as could not reasonably be expected to result in material liability, (A) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any Property currently owned or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any Property formerly owned or operated by any Loan Party or any of its Subsidiaries; (B) there is no asbestos or asbestos-containing material on any Property currently owned or operated by any Loan Party or any of its Subsidiaries; and (C) Hazardous Materials have not been released, discharged or disposed of on any Property currently or, to its knowledge, formerly owned or operated by any Loan Party or any of its Subsidiaries.
(iv)    Except as otherwise set forth on Part IV of Schedule 4.01(k) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any material investigation, assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any Property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
(l)    (i)    Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.
(ii)    Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties to the extent, in the case of the Debtors, permitted to be paid (or required to be paid) under the Bankruptcy Code and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(iii)    The aggregate unpaid amount, as of the date hereof, of adjustments to the state, local and foreign tax liability of each Loan Party and its Subsidiaries proposed by all state, local and foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns) could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. No issues have been raised by such taxing authorities that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
(m)    Neither the business nor the Properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be likely to have a Material Adverse Effect.
(n)    Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all the Loan Parties’ Existing Debt of $1,000,000 or more outstanding as of the Filing Date, showing as of the date hereof the obligor and the principal amount outstanding thereunder.
(o)    Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all real Property owned, on the date hereof, by any Loan Party, having a value of at least $1,000,000, showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner thereof. Each Loan Party has good, marketable and insurable fee simple title to such real Property, free and clear of all Liens, other than Liens created or permitted by the Financing Agreements.
(p)    (i)    Set forth on Schedule 4.01(p)(1) hereto is a complete and accurate list of all leases of real Property under which, on the date hereof, any Loan Party is the lessee, having a value of at least $1,000,000, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.
(ii)    Set forth on Schedule 4.01(p)(2) hereto is a complete and accurate list of all leases of real Property under which, on the date hereof, any Loan Party is the lessor, having a value of at least $1,000,000, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.
(q)    Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Investments (other than Investments otherwise scheduled hereunder or comprised of plants, real property, equipment or Investments in subsidiaries) held by any Loan Party on the date hereof having a value of at least $1,000,000, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.
(r)    Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all material patents, trademarks, trade names, service marks and copyrights, and all applications therefor and any material licenses thereof, of each Loan Party on the date hereof, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.
(s)    Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Material Project Contracts existing as of the date hereof.
(t)    Each of the Loan Parties has good record and marketable title in fee simple to, or a valid leasehold interest in, all real Property rights, including all rights of way, necessary for the operation of the Oil and Gas Properties of the Loan Parties in accordance with applicable law, Governmental Authorizations, the Financing Agreements to which it has an interest and the Material Project Contracts to which it is a party, free and clear of any Liens, other than Permitted Liens and Liens created or permitted by the Financing Agreements (other than such title, leaseholds and rights of way, the failure of which to have could not reasonably, either individually or in the aggregate, be expected to have a Material Adverse Effect).
(u)    Each of the Loan Parties has good, legal and valid title or otherwise has the right to use all equipment and personal Property, tangible or intangible, which is used in the day to day operations of the business of such Loan Parties and which is necessary to conduct the business of such Loan Parties in accordance with applicable law, Governmental Authorizations, the Financing Agreements and the Material Project Contracts, except where the failure to have such title or right of use could not reasonably be expected to have a Material Adverse Effect on the business and operation of such Loan Parties.
(v)    Except as set forth on Schedule 4.01(v), none of the Loan Parties has entered into any lease, license or easement recorded or unrecorded, granting any right to any other Person in, or with respect to, any real or personal Property of such Loan Parties other than in the ordinary course of its business, and no Person has any right to possession or occupancy of any Property of such Loan Parties in each case except to the extent arising under any Lien permitted under the terms of the Financing Agreements or any leases, licenses, easements or other agreements entered into in the ordinary course of business and otherwise in accordance with the terms of the Prepetition Facilities.
(w)    Pursuant to the DIP Order, the DIP Obligations are, pursuant to section 364(c)(1) of the Bankruptcy Code, entitled to a Super-priority Claim against the Debtors, with priority over any and all other claims against the Debtors, other than the Carve-Out, now existing or hereafter arising, of any kind whatsoever.
ARTICLE V
GRANT AND PERFECTION OF SECURITY INTEREST; PRIORITY OF LIENS
Section 5.01    Grant of Security Interest. Pursuant to and as provided in the DIP Order, to secure payment and performance of all DIP Obligations, each Loan Party hereby grants to the Collateral Agent, for itself and the benefit of the Lender Parties, subject to the Carve-Out, a continuing security interest in, a lien upon, and a right of set-off against, and hereby assigns to the DIP Agent, for itself and the benefit of the Lender Parties, as security for the DIP Obligations, all tangible and intangible property of such Loan Party, whether now owned or hereafter acquired or existing and wherever located, including, without limitation, all inventory, accounts receivable, general intangibles, contracts, chattel paper, owned real estate, real property leaseholds, oil and gas leases, mineral leases, fixtures, machinery, equipment, deposit accounts, commercial tort claims, securities accounts, goods, instruments, investment property, letter-of-credit rights, payment intangibles, documents, all Books and Records, all Oil and Gas Property, vehicles, intellectual property, securities, partnership or membership interests in limited liability companies and capital stock, including, without limitation, the products, proceeds and supporting obligations thereof, and subject to entry by the Bankruptcy Court of the Final Order, the proceeds of any causes of action under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code (collectively, the “Collateral”).
Section 5.02    Perfection and Priority of Security Interests. All DIP Obligations shall at all times, subject to the Carve-Out:
(a)    be entitled to a first priority, perfected security interest in, and lien under Section 364(c)(2) of the Bankruptcy Code upon all of the Collateral of each Loan Party and each Loan Party’s estate that, on or as of the Filing Date is not subject to valid, perfected, and non-avoidable liens;
(b)    be secured by a junior lien, under Section 364(c)(3) of the Bankruptcy Code upon all of the Collateral of each Loan Party and of each Loan Party’s estate that is, as of the Filing Date, subject to Permitted Prepetition Liens that are senior in priority to the Prepetition Primed Liens; and
(c)    have a first priority, perfected priming security interest in and lien under Section 364(d)(1) of the Bankruptcy Code upon all Collateral subject to Prepetition Primed

Liens, in all cases senior to (i) the Prepetition Primed Liens and (ii) all other liens and obligations secured by the Collateral that are junior to or pari passu with Prepetition Primed Liens.
Section 5.03    Further Actions. Each Loan Party shall take any other actions reasonably requested by DIP Agent from time to time to cause the attachment, perfection and agreed priority of, and the ability of Collateral Agent to enforce, the security interest of Collateral Agent, for itself and for the benefit of the Lenders, in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing mortgages, financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that a Loan Party’s signature thereon is required therefor, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of DIP Agent to enforce, the security interest of DIP Agent in such Collateral and (c) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Advance or any other DIP Obligation of any Loan Party under any Financing Agreement shall remain unpaid, any Synthetic L/C shall be outstanding, or any Lender Party shall have any Commitment hereunder, the Loan Parties will:
Section 6.01    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where such non-compliance could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
Section 6.02    Payment of Taxes, Etc. To the extent provided for in the Approved 13-Week Budget (but subject to the Budget Covenant) and permitted under the Bankruptcy Code, pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its Property, except where such non-payment could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided, however, that no Loan Party shall be required to pay or discharge any such tax, assessment, charge or claim that is subject to Contest, unless and until any Lien resulting therefrom attaches to its Property and becomes enforceable against its other creditors.
Section 6.03    Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and Properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its Properties, to the extent required by Environmental Laws except where the failure of the foregoing could not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is subject to Contest with respect to such circumstances.
Section 6.04    Maintenance of Insurance. Maintain, with responsible and reputable insurance companies or associations, “All Perils”, general liability, professional liability, workers’ compensation, business interruption insurance and other insurance customarily maintained by similar businesses in such Loan Party’s industry, each in such form, written by such companies, in such amounts, for such period, and against such risks as are consistent with past practice or as may be reasonably acceptable to the Required Lenders, with provisions reasonably satisfactory to the Required Lenders for payment of losses thereunder to the DIP Agent for the benefit of the DIP Agent and the Lender Parties and such Loan Party as their interests may appear (with loss payable and additional insured endorsements in favor of the DIP Agent). Any such policies of insurance shall provide for no fewer than thirty (30) days’ prior written notice of cancellation to DIP Agent. Within ten (10) days of the Required Lenders’ written request, Borrower shall furnish to the Required Lenders such information about any insurance as the Required Lenders may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to the Required Lenders and certified by a senior officer of the Borrower.
Section 6.05    Preservation of Corporate Existence, Etc. (i) Preserve, renew and keep in full force and effect, and cause each of its Subsidiaries to preserve, renew and keep in full force and effect, its organizational existence and (ii) take all reasonable steps and cause each of its Subsidiaries to take all reasonable steps to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.05 and except, in the case of clause (ii) above, to the extent that failure to do could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (b) comply with all Contractual Obligations, to the extent that failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
Section 6.06    Visitation Rights. At any reasonable time and from time to time, permit the DIP Agent or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and, upon prior notice and during normal business hours, (a) visit the Properties of any Loan Party and (b) permit the DIP Agent or any of the Lender Parties to discuss the affairs, finances and accounts of any Loan Party with any of their officers or directors and with their independent certified public accountants, provided that so long as no Default shall have occurred and be continuing or the Borrower shall have consented thereto, neither the DIP Agent nor any of the Lender Parties shall be entitled to more than two visits during any fiscal year, the DIP Agent and the Lender Parties shall use reasonable efforts to coordinate such visits in order to mitigate any burden on the operation of the business of such Loan Party and any such visit shall be conducted in the presence of one or more representatives of the Borrower.
Section 6.07    Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of each Loan Party, each of their Subsidiaries, as the case may be, in accordance with GAAP in effect from time to time.
Section 6.08    Maintenance of Properties, Etc. (a) Maintain (i) all Governmental Authorizations necessary for the operation of its or their respective businesses, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and (ii) consistent with the Budget Covenant, all of its Properties that are used or useful in the conduct of its business in accordance with Good Industry Practices and any insurance policies required to be maintained pursuant to Section 6.04) and (b) consistent with the Budget Covenant, make such repairs, replacements and improvements in respect of any of its Properties as may be necessary so that the Oil and Gas Properties of the Loan Parties may be operated in accordance with Good Industry Practices.
Section 6.09    Further Assurances. (a)    Promptly upon request by the Required Lenders, correct any material defect or error that may be discovered in any Financing Agreement or in the execution, acknowledgment, filing or recordation thereof, and
(b)    Promptly upon request by the Required Lenders, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Required Lenders may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Financing Agreements, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s Properties, rights or interests to the Liens now or hereafter intended to be covered by any of Financing Agreements, (iii) perfect and maintain the validity, effectiveness and priority of any of the Financing Agreements and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender Parties the rights granted or now or hereafter intended to be granted to the Lender Parties under any Financing Agreement or under any other instrument executed in connection with any Financing Agreement to which any Loan Party is or is to be a party.
Section 6.10    Performance of Related Documents and Material Project Contracts. Except to the extent that non-performance is permitted by the Bankruptcy Code or where any such failure to perform or observe the terms or provisions thereof could not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect (i) perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Material Project Contract to be performed or observed by it, and (ii) maintain each such Material Project Contract in full force and effect, enforce each such Material Project Contract in accordance with its terms and take such action to such end as may be from time to time reasonably requested by the Required Lenders.

Section 6.11    Preparation of Environmental Reports. (a) If reasonably requested by the Required Lenders, Borrower shall use commercially reasonable efforts to have promptly delivered to the DIP Agent and the Lenders Phase I environmental site assessments with respect to any Oil and Gas Properties of the Loan Parties by an environmental consulting firm acceptable to the Required Lenders, which such assessments with respect to any Oil and Gas Properties of the Loan Parties shall be satisfactory to the Required Lenders.
(b)    Where the Required Lenders have determined that it is reasonably likely that Hazardous Materials are present on any of the Subsidiaries’ Properties in a condition or concentration that could reasonably be expected to require material investigation or remediation pursuant to Environmental Laws, then, at the request of the Required Lenders, provide to the Lender Parties within 90 days after such request, at the expense of the Borrower, a Phase I environmental site assessment for such Property, prepared by an environmental consulting firm acceptable to the Required Lenders, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such Properties; without limiting the generality of the foregoing, if any such report is not provided within the time referred to above, the DIP Agent, acting at the direction of the Required Lenders, may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any Property described in such request to grant at the time of such request to the DIP Agent, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective Properties to undertake such an assessment.
Section .12    Compliance with Terms of Leaseholds. Except to the extent that non-performance is permitted by the Bankruptcy Code or where any such failure to perform or observe the terms or provisions thereof could not reasonably be expected, either individually or in the aggregate to have a Material Adverse Effect, but subject to the Budget Covenant, make all payments and otherwise perform all obligations in respect of all leases of Property (including without limitation, any oil and gas lease, mineral lease or other similar arrangement in respect of any Oil and Gas Property) to which any Loan Party is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the DIP Agent and the Required Lenders of any default by any party with respect to such leases and cooperate with the DIP Agent, acting at the direction of the Required Lenders, in all respects to cure any such default (other than a default arising as a result of the filing of the Cases).
Section 6.13    Bankruptcy Related Matters.
(a)    Comply with the DIP Order.
(b)    Comply in all material respects with each Chapter 11 Order (other than the DIP Order) except where failure to comply could not reasonably be expected to have a Material Adverse Effect.
(c)    Provide the Lender Parties and the DIP Agent with reasonable access to non- privileged information (including historical information) and relevant personnel regarding strategic planning, cash and liquidity management, operational and restructuring activities, in each case subject to customary confidentiality restrictions.
(d)    Pursue the Sale Transaction diligently and in good faith and comply in all material respects with the Approved Bid Procedures.
(e)    If not otherwise provided through the Bankruptcy Court’s electronic docketing system, delivery to the DIP Agent, counsel to such Lenders as shall have so requested and counsel to the DIP Agent promptly after the same is available, copies of all pleadings, motions, applications, financial information and other documents filed by or on behalf of the Debtors or any other Loan Party with the Bankruptcy Court in the Cases, or distributed by or on behalf of the Debtors or any other Loan Party to any official committee appointed in the Chapter 11 Cases.
Section 6.14    Certain Milestones. Each of the Debtors shall perform the following actions, or shall use commercially reasonable efforts to ensure that the following actions are performed:
(a)    the Sale Motion shall have been filed with the Bankruptcy Court by no later than the date twenty (20) days following the Filing Date;
(b)    the Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the DIP Agent and the Required Lenders, approving bid procedures set forth in the Sale Motion or otherwise reasonably acceptable to the Required Lenders by no later than the date thirty (30) days following the date the Sale Motion was filed with the Bankruptcy Court (the “Approved Bid Procedures Date”);
(c)    an order, in form and substance reasonably acceptable to the DIP Agent and the Required Lenders, approving a Sale Transaction (the “Approved Sale Transaction”) shall have been entered by the Bankruptcy Court by no later than the date seventy-five (75) days following the Approved Bid Procedures Date (the “Sale Approval Date”); and
(d)    the Approved Sale Transaction shall have been consummated by the 15th day after the Sale Approval Date.
Section 6.15    Postpetition Obligations. Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Postpetition obligations of whatever nature, except (i) where such payment, discharge or satisfaction is prohibited by the Bankruptcy Code, the Bankruptcy Rules, the DIP Order or another order of the Bankruptcy Court or by this Agreement or would not be in compliance with the Approved 13- Week Budget (subject to the Budget Covenant), or (b) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Loan Party.
Section 6.16    Retained Person. Within 15 days of a written request by the Required Lenders, the Debtors, in consultation with the Required Lenders, shall retain a consultant or other professional (a “Retained Person”) reasonably acceptable to the Required Lenders, and with a scope of responsibility to be mutually agreed upon, and such Retained Person shall be made reasonably accessible to respond to inquiries by the Lenders.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Advance or any other DIP Obligation of any Loan Party under any Financing Agreement shall remain unpaid, any Synthetic L/C shall be outstanding or any Lender Party shall have any Commitment hereunder, the Loan Parties will not, at any time:
Section 7.01    Liens, Etc. (a)    Create or permit to exist (i) any administrative expense, unsecured claim, or other super-priority claim or Lien that is pari passu with or senior to the claims of the Lender Parties under the Financing Agreements, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out, any Permitted Prepetition Liens having priority over the Prepetition Primed Liens or Liens permitted by clause (b)(iv)-(xii) below (such Liens, together with any Permitted Prepetition Liens and Prepetition Primed Liens, the “Permitted Liens”) or (ii) any obligation to make adequate protection payments, or otherwise provide adequate protection, other than as provided in the DIP Order.
(b)    Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any Loan Party as debtor, or sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, any accounts or other right to receive income, except:
(i)    Liens created pursuant to the Financing Agreements;
(ii)    Permitted Prepetition Liens;
(iii)    Prepetition Primed Liens;
(iv)    all matters disclosed on any survey, in the title policies insuring any real Property on which any Oil and Gas Property of the Loan Parties is located, including, mortgages, restrictions, easements and rights of way appertaining thereto or any commitments therefor, or in any title reports, that in each case, have been delivered to the DIP Agent prior to the Closing Date;
(v)    zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any real Property, including easements and rights of way appertaining thereto;
(vi)    any interest or title of a lessor under any lease, operating lease or sublease entered into by any Loan Party in the ordinary course of its business and covering only the Property so leased;

(vii)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal Property entered into in the ordinary course of business;
(viii)    licenses or sublicenses in respect of intellectual property granted by any Loan Party in the ordinary course of business;
(ix)    Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(x)    Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(xi)    Liens on or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;
(xii)    Liens in favor of a depositary bank or a securities intermediary pursuant to such depositary bank’s or securities intermediary’s customary customer account agreement in respect of any deposit or securities accounts of any Loan Party (to the extent such accounts are permitted under the terms of the Financing Agreements); provided that such Liens shall not at any time secure any Debt or obligations other than customary fees and charges payable to such depositary bank or securities intermediary;
(xiii)    Liens or Property as of the Filing Date securing Existing Debt identified on Schedule 4.01(n) hereto to the extent not otherwise constituting Permitted Prepetition Liens and Permitted Primed Liens; and
(xiv)    Liens securing Commodity Hedge Agreements permitted under Section 7.02(f) hereof.
Section 7.02    Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt except:
(a)    Debt under the Financing Agreements;
(b)    Existing Debt;
(c)    unsecured Debt by and between any Loan Party, which Debt shall (i) constitute Pledged Debt, (ii) be on terms customary for Debt of this type (including with respect to subordination) and otherwise acceptable to the DIP Agent and (iii) is contemplated by the Approved 13-Week Budget;

(d)    Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
(e)    Debt and cash management obligations in respect of netting services and otherwise in connection with cash management deposit accounts to the extent such accounts are otherwise permitted under the terms of the Financing Agreements and Chapter 11 Orders; and
(f)    Debt arising under Commodity Hedge Agreements in an aggregate notional amount not to exceed the Maximum Commodity Hedge Notional Value at any time outstanding.
Section 7.03    Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.
Section 7.04    Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so.
Section 7.05    Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of any Property, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any Property, except:
(a)    sales of (or the granting of any option or other right to purchase, lease or otherwise acquire) oil, natural gas, fuel, capacity or ancillary services, renewable energy credits or other environmental attributes of the Oil and Gas Properties of the Loan Parties or other inventory in the ordinary course of such Person’s business (but subject to the other provisions of this Agreement);
(b)    sales, transfers or other dispositions of assets in the ordinary course of its business or assets that are obsolete, defective, worn-out, damaged, or that individually or in the aggregate not used or useful in the business of the Loan Parties not having, in the aggregate, a fair market value in excess of $1,000,000 for the term of this Agreement;
(c)    an Approved Sale Transaction;
(d)    the liquidation, sale or use of cash and Cash Equivalents; and
(e)    any other sales, transfers or other dispositions of assets that have been approved in writing by the Required Lenders.
Section 7.06    Investments in Other Persons. Make or hold any Investment in any Person, except:

(a)    (i) Investments of any Loan Party outstanding on the date hereof, and (ii) additional Investments by the Borrower or its Subsidiaries in Loan Parties to the extent contemplated by the Approved 13-Week Budget;
(b)    loans and advances to employees in the ordinary course of the business of any Loan Party for reasonable and customary business related travel expenses, moving expenses and similar expenses incurred in the ordinary course of business of such Loan Party in an aggregate principal amount at any time outstanding not exceeding $100,000;
(c)    Investments by any Loan Party in Cash and Cash Equivalents;
(d)    [RESERVED]
(e)    Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
(f)    Investments in the Accounts; and
(g)    to the extent constituting Investments, Debt permitted under Section 7.02.
Section 7.07    Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower.
Section 7.08    Transactions with Affiliates. Conduct any transactions not otherwise permitted under the Financing Agreements, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any of their Affiliates, in each case, on terms other than those that are fair and reasonable and no less favorable to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 7.09    Amendments of Constitutive Documents. Amend its certificate of incorporation, limited liability company agreement, bylaws or other constitutive documents in a manner that is materially adverse to the DIP Agent or the Lender Parties or in a manner that, individually or in the aggregate with all such other amendments could reasonably be expected to have a Material Adverse Effect.
Section 7.10    Accounting Changes. Make or permit any change in (i) accounting policies or reporting practices, except as permitted by GAAP, or (ii) Fiscal Year.

Section 7.11    Prepayments, Etc., of Debt. Make any payment of principal or interest or otherwise on account of any prepetition indebtedness or payables, other than as contemplated by Chapter 11 Orders (including the adequate protection payments contemplated by the DIP Order and lease payments (including capital leases)), in each case, in compliance with the Budget Covenant, or payments agreed in writing by the Required Lenders and authorized by the Bankruptcy Court, as necessary.
Section 7.12    Amendment, Etc., of Related Documents and Material Project Contracts. Cancel or terminate any Material Project Contract or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Material Project Contract or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Material Project Contract, agree in any manner to any other amendment, modification or change of any term or condition of Material Project Contract or take any other action in connection with any Material Project Contract that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
Section 7.13    Negative Pledge. Enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its Property or assets except (a) agreements in favor of the Lender Parties or (b) prohibitions or conditions under any Existing Debt.
Section 7.14    Partnerships, Formation of Subsidiaries, Etc. (a) Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, or (b) organize any new Subsidiary.
Section 7.15    Speculative Transactions. Engage in any transaction involving commodity options or futures contracts or any similar speculative transactions (including, without limitation, take-or- pay contracts or entering into any Commodity Hedge Agreement), other than in connection with the Oil and Gas Business and in each case, only to the extent (i) the purpose of such activity is to protect a Loan Party and/or its Subsidiaries against fluctuations in the price, availability or supply of any commodity, (ii) such activity is structured such that the Commodity Hedge Counterparty’s credit exposure and actual or projected mark-to-market exposure to such Loan Party or any of its Subsidiaries, as applicable, is positively correlated with the price of the relevant commodity and (iii) such activity is conducted in the ordinary course of business of such Loan Party or any of its Subsidiaries, as applicable.
Section 7.16    Payment Restrictions Affecting Subsidiaries. Other than as provided under the Financing Agreements, directly or indirectly enter into, or permit any of its Subsidiaries to enter into, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, any Loan Party (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise).
Section 7.17    [RESERVED].

Section 7.18    [RESERVED].
Section 1.19    Sale and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal Property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of such Loan Party.
Section 7.20    Certain Bankruptcy Matters. Will not at any time:
(a)    except as otherwise permitted hereunder, create or permit to exist (i) any administrative expense, unsecured claim, or other super-priority claim (except for the Carve-Out) or lien that is pari passu with or senior to the DIP Obligations and/or the DIP Liens, or apply to the Bankruptcy Court for authority to do so, or (ii) any obligation to make adequate protection payments, or otherwise provide adequate protection, other than as provided in the DIP Order;
(b)    make or permit to be made any change, amendment or modification, or make an application or motion for any change, amendment or modification, to any Chapter 11 Order which could reasonably be expected to have a Material Adverse Effect in each case, without the prior written consent of the Required Lenders;
(c)    except as otherwise permitted hereunder, contemplated by the Sale Motion, consented to by the Required Lenders, (i) assume any executory contract or unexpired lease or reject any executory contract or unexpired lease, (ii) pursue a sale of all or substantially all of the Debtors assets outside the context of the Sale Motion, (iii) consent to termination or reduction of the Debtors’ exclusive plan filing and plan solicitation periods under section 1121 of the Bankruptcy Code (the “Exclusivity Periods”) or fail to object to any motion by a party-in-interest (other than a Lender, DIP Agent, Prepetition First Lien Holder, or Prepetition First Lien Agent) seeking to terminate or reduce the Exclusivity Periods, in each case other than a motion filed by or with the consent of the Required Lenders or (iv) file a chapter 11 plan of reorganization without the consent of the Required Lenders;
(d)    assert any right of subrogation or contribution against any other Loan Party until all borrowings under this Agreement and the Financing Agreements are paid in full and the Commitments hereunder are terminated; and
(e)    challenge or fail to support, in either case directly or indirectly, the Liens in favor of the Lender Parties, the DIP Agent, the Prepetition First Lien Agent or the Prepetition First Lien Holder.
ARTICLE VIII
REPORTING COVENANTS
So long as any Advance or any other DIP Obligation of any Loan Party under any Financing Agreement shall remain unpaid, any Synthetic L/C shall be outstanding or any Lender

Party shall have any Commitment hereunder, the Borrower will furnish to the DIP Agent and the Lender Parties:
Section 8.01    Default Notice. As soon as possible and in any event within two Business Days after becoming aware of the occurrence of any Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer of the Borrower setting forth details of such Default or event, development or occurrence and the action, if any, that the Borrower has taken or proposes to take with respect thereto.
Section 8.02    [RESERVED].
Section 8.03    Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the quarters of each Fiscal Year (except for the fiscal quarter ending March 31, 2013, for which an additional 30 days shall be allotted), a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated and consolidating statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated and consolidating statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.
Section 8.04    Approved 13-Week Budget. Following delivery of the Initial Budget on or before the Effective Date, the Borrower shall furnish to the DIP Agent, by no later than the first Business Day of the third full week following the Effective Date and on the first Business Day of each successive four weeks thereafter, a proposed budget (the “Proposed 13-Week Budget”) for the thirteen-week period commencing 14 days after the date such Proposed 13-Week Budget is delivered, which Proposed 13-Week Budget shall become the budget for such thirteen-week period, if approved by the Required Lenders, or Sandler O’Neil (acting at the direction of the Required Lenders) in their sole discretion, no later than three (3) Business Days following delivery of such Proposed 13-Week Budget (and if not so approved, the Required Lenders shall indicate their objections to the Proposed 13-Week Budget in connection with their failure to approve the Proposed 13-Week Budget, and the Borrower shall deliver a revised Proposed 13-Week Budget that shall be subject to the approval or disapproval of the Required Lenders, in their sole discretion, within five (5) Business Days following receipt thereof). Upon approval, such Proposed 13-Week Budget shall become the budget for all purposes under the Financing Agreements (together with the Initial Budget, the “Approved 13-Week Budget”).

If a Proposed 13-Week Budget is not agreed by the thirteenth day following delivery of such Proposed 13-Week Budget, then the existing Approved 13-Week Budget shall continue in full force and effect for the period covered thereby.
Section 8.05    Variance Reports. Borrower shall furnish to the DIP Agent and Lender Parties no later than the third Business Day of each week, a 13-Week Budget Variance Report for the immediately preceding week setting forth the actual and budgeted results for such week by line item in the Approved 13-Week Budget. Each such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein. At the request of the DIP Agent, the Borrower shall make its chief financial officer, its financial advisor or both available via teleconference to provide a reasonably detailed explanation to such DIP Agent and the Lenders of any material variances.
Section 8.06    Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).
Section 8.07    Securities Reports. Promptly after the sending or filing thereof, copies of special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.
Section 8.08    Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any official committee appointed in the Cases or to holders of Debt securities pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other section of this Article VIII.
Section 8.09    [RESERVED].
Section 8.10    Agreement Notices, Etc. Promptly upon receipt thereof, (a) copies of all notices, requests and other documents received by any Loan Party, or any of its Subsidiaries under or pursuant to any Material Project Contract or instrument, indenture, loan or credit or similar agreement, regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests of any Loan Party or otherwise have a Material Adverse Effect; (b) copies of any amendment, modification or waiver of any provision of any constituent document of any Loan Party or any Material Project Contract or instrument, indenture, loan or credit or similar agreement; and (c) from time to time upon request by the DIP Agent, such non-privileged information and reports regarding the Material Project Contracts and such instruments, indentures and loan and credit and similar agreements as the DIP Agent may reasonably request, but subject to appropriate confidentiality restrictions in the case of clause (a) and this clause (c); provided that in no case shall any notice of breach or default be subject to such confidentiality restrictions.
Section 8.11    ERISA. (a)    ERISA Events and ERISA Reports. (i) Promptly and in any event within 15 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
(b)    Plan Terminations. Promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
(c)    Multiemplover Plan Notices. Promptly and in any event within 10 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii).
Section 8.12    Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
Section 8.13    Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Loan Parties and their Subsidiaries and containing such additional information as DIP Agent, or any Lender Party through the DIP Agent, may reasonably specify.
Section 8.14    Casualty Events and Events of Eminent Domain. Promptly give notice to the DIP Agent of the occurrence of any Casualty Event or Event of Eminent Domain, in each case, whether or not insured and involving a probable loss of $250,000 or more.
Section 8.15    Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the DIP Agent, acting at the request of any Lender Party, may reasonably from time to time request.
ARTICLE IX
OTHER COVENANTS
Section 9.01    Borrower Budget Covenant. So long as any Advance or any other DIP Obligation of any Loan Party under the Synthetic L/C Facility shall remain unpaid, any Synthetic L/C shall be outstanding or any Lender Party shall have any Commitment hereunder or:

(a) With respect to the Approved 13-Week Budget, but subject to any limitations under Section 2.15 and the DIP Order, the actual disbursements with respect to “Major Maintenance,” “Payroll,” “Aggregate New Project Capital Expenditures,” “Aggregate Operating and Maintenance Capital Expenditures,” and “Aggregate Professional Expenses” for each rolling four-week period shall not exceed 115% of the amount projected for such disbursement period pursuant to the Approved 13-Week Budget; provided that with respect to expenses incurred in respect of “Aggregate Operating and Maintenance Capital Expenditures”, “Major Maintenance,” “Payroll” or “Aggregate New Project Capital Expenditures,” any such expenses incurred in a particular four-week period in excess of what is permitted in such four-week period pursuant to the Approved 13-Week Budget may be paid to the extent such excess expenses could be attributed to a previous or subsequent budget period without breaching the 115% limitation for such period given actual (in the case of prior periods) or budgeted (in the case of future periods) expenses for such period (and in the case of future periods the amount budgeted for such period shall be reduced by the application of such excess); provided further that with respect to Aggregate Professional Expenses actually incurred, any amounts budgeted to be paid in a particular four-week period but not paid during such four-week period due to the delay in the approval of such Aggregate Professional Expenses by the Bankruptcy Court, may be paid in a subsequent period, if any, in which such Bankruptcy Court approval is received. For the avoidance of doubt, in no event shall the costs, fees and expenses, including attorneys’ fees, of the DIP Agent, the Lenders, the Prepetition First Lien Agent, or the Steering Committee be subject to the Budget Covenant.
(b)    Unless otherwise agreed in writing by the Required Lenders, the proceeds of the Advances and any Synthetic L/C’s and all proceeds of Collateral shall be used by the Borrower solely for the purposes set forth in the Approved 13-Week Budget (subject to clause (a) above and any limitations provided for in the DIP Order).
Section 9.02    Sale Process Agreements. The Borrower covenants and agrees with each Back-stop Lender, and each Back-stop Lender, in its capacity as both a Lender and a Prepetition First Lien Holder, hereby agrees with the Borrower, that it will negotiate in good faith the terms and conditions of a mutually acceptable and commercially reasonable stalking horse asset purchase agreement (the “APA”) and related bid procedures with respect to a Sale Transaction, and will use commercially reasonable efforts to ensure that a Sale Motion, reflecting such mutually acceptable APA and bid procedures, is filed with the Bankruptcy Court by the 20th day following the Filing Date. It is further acknowledged and agreed by such parties that upon the closing of the Sale Transaction to the DIP Agent and/or the Prepetition First Lien Agent acting on behalf of the Lenders or the Prepetition First Lien Holders respectively, pursuant to and as contemplated by the APA, then all or a portion of the outstanding DIP Obligations shall be assumed by the buyer in connection therewith or contributed as additional consideration if, at the time of the closing of the APA, there is no reasonable likelihood, in the good faith opinion of the Required Lenders, that the Borrower could satisfy such outstanding DIP Obligations within a reasonable time, and each Lender agrees to execute such documents, directions or other Agreements to effectuate same.

ARTICLE X
EVENTS OF DEFAULT AND REMEDIES
Section 10.01    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment due under any Financing Agreement, in each case under this clause (ii) within three Business Days after the same shall become due and payable; or
(b)    any representation, warranty, certification or other statement made by, or deemed made by, any Loan Party (or any of its officers) under or in connection with any Financing Agreement shall prove to have been incorrect in any material respect as of the date made or deemed made; or
(c)    the Borrower or any Loan Party shall fail to perform or observe any term, covenant or agreement applicable to it contained in Section 2.15, 5.01, 5.02, 6.05, 6.14, 6.15 or Article VII, or Section 8.01, 8.03, 8.04, 8.05 or Article IX; or
(d)    any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Financing Agreement on its part to be performed or observed if such failure shall remain unremedied for 10 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the DIP Agent or any Lender Party; or
(e)    [Reserved]; or
(f)    any judgments which are in the aggregate in excess of $200,000 (in excess of insurance coverage) as to any postpetition obligation shall be rendered against any Loan Party and the enforcement thereof shall not be stayed (by court ordered stay or by consent of the party litigants); or there shall be rendered against any Loan Party a non- monetary judgment with respect to a postpetition event which causes or would reasonably be expected to cause a material adverse change or a Material Adverse Effect; or
(g)    any provision of any Financing Agreement after delivery thereof pursuant to Section 3.01 or 6.09 shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or
(h)    the Debtors shall cease to pursue a Sale Transaction pursuant to the Sale Motion or shall fail to comply with the Approved Bid Procedures in any material respect; or
(i)    any ERISA Event shall have occurred with respect to a Plan which individually or in the aggregate results or would reasonably be expected to result in liability of any Loan Party or any ERISA Affiliates related to such ERISA Event in excess of $1,000,000; or

(j)    any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $1,000,000; or
(k)    any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,000,000; or
(l)    any Commodity Hedge Counterparty to any Existing Material Commodity Hedge Agreement shall fail to perform or observe any material term, covenant or agreement contained in such Existing Material Commodity Hedge Agreement, if such failure is reasonably likely to have a Material Adverse Effect and shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the DIP Agent or any Lender Party; or
(m)    any Existing Material Commodity Hedge Agreement or Material Project Contract shall terminate on or before its scheduled expiration date except upon fulfillment of each party’s obligations thereunder or, in the case of an Existing Material Commodity Hedge Agreement, as permitted to be terminated by the counterparty thereto pursuant to the Bankruptcy Code, or shall be declared null and void or unenforceable by a Governmental Authority and in either case, as a result thereof a Material Adverse Effect is reasonably likely to occur; or
(n)    any Loan Party shall make any Prepetition Payment other than (1) as permitted by the DIP Order, (2) as otherwise permitted by this Agreement and provided for in the Approved 13-Week Budget (subject to the Budget Covenant), (3) as otherwise ordered by the Bankruptcy Court and agreed in writing by the DIP Agent or (4) as authorized by the Bankruptcy Court (a) in accordance with the First Day Orders or “second day” orders or other orders of the Bankruptcy Court entered with the consent of the DIP Agent, (b) in connection with the assumption of executory contracts and unexpired leases in connection with a Sale Transaction or (c) in respect of accrued payroll and related expenses and employee benefits as of the Filing Date and provided for in the Approved 13-Week Budget; or
(o)    Other than in connection with the Sale Motion, any Loan Party shall file a motion seeking or taking any action supporting a motion seeking, or the Bankruptcy Court shall enter, an order authorizing the sale of all or substantially all of the Loan Parties’ assets; or
(p)    [RESERVED]

(q)    [RESERVED]
(r)    the Exclusivity Period shall cease; or
(s)    Certain Bankruptcy Events:
(i)    the Final Order Entry Date shall not have occurred within 30 days of the Interim Order Entry Date;
(ii)    any of the Cases shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any of the Debtors shall file a motion or other pleading seeking the dismissal or conversion of any of the Cases under Sections 305 or 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in the Cases;
(iii)    any Proposed 13-Week Budget shall not have been approved by the Required Lenders by the end of the period covered by the then Approved 13-Week Budget;
(iv)    any Loan Party shall file a motion in any of the Cases without the express written consent of the Required Lenders, to obtain additional financing from a party other than the Lender Parties or to use cash collateral of a Lender or Prepetition First Lien Holder under section 363(c) of the Bankruptcy Code other than as permitted hereunder and by the DIP Order;
(v)    (A) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of five (5) days or more, vacating or otherwise amending, supplementing, or modifying the DIP Order, or any Loan Party shall apply for authority to do so, without, in each case, the prior written consent of the Required Lenders and the DIP Agent, (B) the DIP Order shall cease to create valid and perfected liens or to be in full force and effect or (C) any Loan Party shall fail to comply with the DIP Order in any material respect and such failure is not cured within three (3) days of the earlier of (i) any Loan Party’s knowledge of such failure to comply or (ii) notice thereof from the DIP Agent;
(vi)    any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any holder of any security interest (other than the DIP Agent, the Lenders, the Prepetition First Lien Holders or the Prepetition First Lien Agent) to permit foreclosure on assets having a book value in excess of $200,000 in the aggregate or to permit other actions that would have a Material Adverse Effect, or (ii) approving any settlement or other stipulation, without the consent of the Required Lenders, with any secured creditor of any Debtor (other than the DIP Agent, the Lenders, the Prepetition First Lien Holders or the

Prepetition First Lien Agent) providing for cash payments as adequate protection or other condition which is not contemplated by the DIP Order;
(vii)    unless otherwise consented to in writing by the Required Lenders, any Chapter 11 Order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any Loan Party shall apply for authority to do so) in a manner that could reasonably be expected to have a Material Adverse Effect, or any Chapter 11 Order which could have a Material Adverse Effect as a result, shall cease to be in full force and effect;
(viii)    any Loan Party shall fail to comply with the terms and conditions of any Chapter 11 Order and such failure could reasonably be expected to have a Material Adverse Effect;
(ix)    entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Loan Party to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without prior written consent of the Required Lenders;
(x)    (A) any Loan Party shall seek to or shall support any other Person’s motion to, (v) disallow in whole or in part the Lender Parties’ claims in respect of the DIP Obligations, (w) challenge any Prepetition First Lien Holders’ claims, (x) challenge the validity and enforceability of the Liens granted under this Agreement or any Financing Agreement, or the liens in favor of the Prepetition First Lien Holders or the Prepetition First Lien Agent or (y) contest any material provision of this Agreement or any Financing Agreement, (B) the Liens granted under this Agreement or under any Financing Agreement and/or Super-Priority Claims shall otherwise cease to be valid, perfected and enforceable in all respects, (C) any material provision of this Agreement or any Financing Agreement shall cease to be effective or (D) an order is entered by the Bankruptcy Court providing for any of the above and such order shall not have been modified, reversed, amended, appealed, stayed subject to appeal or otherwise challenged;
(xi)    [RESERVED]
(xii)    except as permitted under this Agreement, (A) the Loan Parties or any of their Affiliates shall file any pleading or proceeding seeking relief which could reasonably be expected to result in a material impairment of the rights or interests of the Lender Parties hereunder or under any other Financing Agreement or (B) the Bankruptcy Court shall enter an order with respect to any pleading or proceeding brought by any other person which results in such a material impairment of the rights or interests of the Lender Parties hereunder or under any other Financing Agreement;
(xiii)    any Loan Party shall fail to execute and deliver to the DIP Agent any agreement, financing statement, trademark filing, copyright filing, mortgages, notices of lien or similar instruments or other documents that the DIP Agent may reasonably request from time to time to more fully evidence, confirm, validate, perfect, preserve and enforce the Liens created in favor of such DIP Agent and such failure continues unremedied for a period of ten (10) days;
(xiv)    the filing, public announcement or execution of any writing to another party-in-interest by any of the Loan Parties of its intention to file, or to support any other person’s filing of, any plan of reorganization under chapter 11 of the Bankruptcy Code or other plan of reorganization that contains terms and conditions that are not satisfactory to the DIP Agent and the Required Lenders;
(xv)    any plan under chapter 11 of the Bankruptcy Code shall be filed with the Bankruptcy Court that is not in form and substance satisfactory to the Required Lenders in their discretion;
then, and in any such event, the DIP Agent, acting at the direction of the Required Lenders, (i) by written notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Synthetic L/C Advances by the Synthetic L/C Issuing Bank or a Synthetic L/C Lender pursuant to Section 2.04(a)) and of the Synthetic L/C Issuing Bank to issue Synthetic L/Cs to be terminated, whereupon the same shall forthwith terminate, and (ii) by written notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Financing Agreements to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
Section 16.02    Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the DIP Agent, acting at the direction of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 10.01 or otherwise, upon not less than three (3) Business Days’ prior notice to the Borrower, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the DIP Agent on behalf of the Lender Parties in same day funds at the DIP Agent’s Office, an amount equal to the aggregate Available Amount of all Synthetic L/C’s then outstanding.
Section 10.03    Remedies.
(a)    At any time an Event of Default exists or has occurred and is continuing, DIP Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the DIP Order, the Bankruptcy Code, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower and without further order of or application to the Bankruptcy Court, except as such notice or consent is expressly provided for hereunder, under the DIP Order or required by applicable law; provided, however, that prior to the first enforcement of any liens or other remedies with respect to the Collateral (but not any enforcement action taken thereafter), DIP Agent or Lenders shall provide to Borrower (with copies to any official committee appointed in the Cases and the U.S. Trustee) no less than three (3) Business Days prior written notice (or, if greater, such other notice as is required by the DIP Order); provided further, however, that, upon receipt of any such notice, Borrower may only make distributions in the ordinary course of business or with respect to the Carve-Out or as consented to by the Required Lenders, but may not make any other disbursements; provided further, however, that, in any hearing after the giving of such notice, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred and is continuing. All rights, remedies and powers granted to DIP Agent and Lenders hereunder, under any of the other Financing Agreements, the DIP Order, the Bankruptcy Code, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in DIP Agent’s discretion, but acting solely at the direction of the Required Lenders, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Subject to Article XI hereof and the notice provisions described in the proviso to the first sentence of this clause (a), DIP Agent, acting at the direction of the Required Lenders, shall, at any time or times, proceed directly against Borrower or any Loan Party to collect the DIP Obligations without prior recourse to the Collateral.
(b)    Without limiting the foregoing, and without further authorization of the Bankruptcy Court, but subject to the notice provisions described in clause (a) above, at any time an Event of Default exists or has occurred and is continuing, the DIP Agent, acting at the direction of the Required Lenders, shall (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require Loan Parties, at Loan Parties’ expense, to assemble and make available to the DIP Agent any part or all of the Collateral at any place and time designated by the DIP Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of the DIP Agent or elsewhere) at such prices or terms as the DIP Agent, acting at the direction of the Required Lenders, may deem reasonable, for cash, upon credit or for future delivery, with the DIP Agent having the right to purchase the whole or any part of the Collateral at any such public sale (including by way of credit bid of the DIP Obligations), all of the foregoing being free from any right or equity of redemption of Debtors, which right or equity of redemption is hereby expressly waived and released by Loan Parties and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by the DIP Agent upon credit terms or for future delivery, the DIP Obligations shall not be reduced as a result thereof until payment therefor is finally collected by the DIP Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by the DIP Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Loan Party waives any other notice. In the event the DIP Agent, acting at the direction of the Required Lenders, institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Debtor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, subject to the notice provisions provided for in clause (a) above, the DIP Agent (acting at the direction of the Required Lenders) shall have the right (but not the obligation) to possess, assume, control and operate the Loan Parties’ owned property, and subject to applicable law, to direct the Loan Parties’ actions with respect to any material contract or lease.
(c)    At any time or times that an Event of Default exists or has occurred and is continuing, without further authorization of the Bankruptcy Court, but subject to the notice provisions described in clause (a) above, the DIP Agent, acting at the direction of the Required Lenders, shall enforce the rights of any Loan Party against any account debtor, secondary obligor or other obligor in respect of any of the accounts receivable. Without limiting the generality of the foregoing, at any time or times that an Event of Default exists or has occurred and is continuing, without further authorization of the Bankruptcy Court, but subject to the notice provisions described in clause (a) above, the DIP Agent, acting at the direction of the Required Lenders, shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the accounts receivable have been assigned to the DIP Agent and that the DIP Agent has a security interest therein and the DIP Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of the accounts receivable directly to the DIP Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all accounts receivable or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the DIP Obligations, (iii) demand, collect or enforce payment of any accounts receivable or such other obligations, but without any duty to do so, and the DIP Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action the DIP Agent, acting at the direction of the Required Lenders, may deem necessary or desirable in its sole discretion for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, but subject to the notice provisions described in clause (a) above, at the DIP Agent’s request, acting at the direction of the Required Lenders, all invoices and statements sent to any account debtor shall state that the accounts receivable and such other obligations have been assigned to the DIP Agent and are payable directly and only to the DIP Agent and such Loan Party shall deliver to the DIP Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any accounts receivable as the DIP Agent, acting at the direction of the Required Lenders, may require. Subject to applicable law, in the event any account debtor returns inventory when an Event of Default exists or has occurred and is continuing, the applicable Loan Party shall, upon the DIP Agent’s request, acting at the direction of the Required Lenders, hold the returned inventory in trust for the DIP Agent, segregate all returned inventory from all of its other property, dispose of the returned inventory solely according to the DIP Agent’s instructions, acting at the direction of the Required Lenders, and not issue any credits, discounts or allowances with respect thereto without the DIP Agent’s prior written consent.
(d)    To the extent that applicable law imposes duties on the DIP Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for the DIP Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by the DIP Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as such Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure the DIP Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to the DIP Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the DIP Agent, acting at the direction of the Required Lenders, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the DIP Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section is to provide non- exhaustive indications of what actions or omissions by the DIP Agent or any Lender would not be commercially unreasonable in the exercise by the DIP Agent or any Lender of remedies against the Collateral and that other actions or omissions by the DIP Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Loan Party or to impose any duties on the DIP Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.
(e)    For the purpose of enabling the DIP Agent to exercise the rights and remedies hereunder, each Loan Party hereby grants to the DIP Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing but subject to the notice provisions in clause (a) above) without payment of royalty or other compensation to such Loan Party, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by such Loan Party, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
(f)    At any time an Event of Default exists or has occurred and is continuing, and without further authorization of the Bankruptcy Court, but subject to the notice provisions in clause (a) above, the DIP Agent, after receiving instructions from Required Lenders, may apply the cash proceeds of Collateral actually received by the DIP Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the DIP Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the DIP Obligations. Each Loan Party shall remain liable to the DIP Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.
(g)    Without limiting the foregoing, upon the occurrence of an Event of Default, the DIP Agent (at the direction of the Required Lenders) shall, without notice, (i) refuse to make an Advance and/or (ii) terminate any provision of this Agreement providing for any future Advances to be made by the DIP Agent and Lenders to Borrower.
In addition, the automatic stay provided in section 362 of the Bankruptcy Code shall, as provided in the Interim Order or the Final Order, as the case may be, be deemed automatically vacated without further action or order of the Bankruptcy Court and the DIP Agent and the Lenders shall be entitled to exercise all of their respective rights and remedies with respect to the Collateral (including all rights and remedies specified hereunder and under the UCC). In addition to the remedies set forth above, the DIP Agent may exercise any other remedies provided for by the Financing Agreements and the DIP Order in accordance with the terms hereof and thereof or any other remedies provided by applicable law.
ARTICLE XI
THE ADMINISTRATIVE AGENT
Section 11.01    Authorization and Action. (a)    Each Lender Party (on behalf of itself and its Affiliates in their capacities as a Lender, and the Synthetic L/C Issuing Bank (if applicable)) hereby appoints and authorizes the DIP Agent to take such actions on its behalf and to exercise such powers as are delegated to the DIP Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.
(b)    The provisions of this Article are solely for the benefit of the DIP Agent and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
Section 11.02    DIP Agents Individually. (a) Any Person serving as an DIP Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not an DIP Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an DIP Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an DIP Agent hereunder and without any duty to account therefor to the Lender Parties.
(b)    Each Lender Party acknowledges that Cantor Fitzgerald Securities and its respective Affiliates are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 11.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, Cantor Fitzgerald Securities and its respective Affiliates may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for their own account or on behalf of others, equity and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, Cantor Fitzgerald Securities and its respective Affiliates may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder and under the other Financing Agreements), which information may not be available to any of the Lender Parties that are not Affiliates of Cantor Fitzgerald Securities and its respective Affiliates. Except for documents expressly required by any Financing Agreement to be transmitted by the DIP Agent to the Lender Parties, neither any DIP Agent or any of its respective Affiliates shall have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of any DIP Agent or any Affiliate thereof or any employee or DIP Agent thereof.
Section 11.03    Duties of DIP Agent; Exculpatory Provisions. (a) The DIP Agent’s duties hereunder and under the other Financing Agreements are solely mechanical and administrative in nature and the DIP Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Agreements. Without limiting the generality of the foregoing, the DIP Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Agreements that such DIP Agent is required to exercise upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Agreements); provided that no DIP Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such DIP Agent or any of its Affiliates to liability or that is contrary to any Financing Agreement or applicable law; provided further that no DIP Agent shall be required to take any action unless the written direction of the Required Lenders with respect to such action includes an agreement to indemnify such DIP Agent with respect to such action; and
(iii)    except as expressly set forth herein and in the other Financing Agreements, shall not have any duty to disclose or be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by such DIP Agent or any of its Affiliates in any capacity.
(b)    The DIP Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such DIP Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.01 or 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The DIP Agent shall not be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until notice describing such Default, identified as a “notice of default”, and such event or events is given to the DIP Agent by the Loan Parties or any Lender Party.
(c)    The DIP Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Financing Agreements or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the DIP Agent. Neither the DIP Agent nor any of its Related Parties shall be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the DIP Agent or any other Person given in, pursuant to or in connection with any Financing Agreements.
(d)    Nothing in this Agreement or any other Financing Agreement shall require the DIP Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the DIP Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the DIP Agent.
Section 11.04    Reliance by DIP Agent. The DIP Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The DIP Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Without limiting Section 3.04, in determining compliance with any condition hereunder to the making of any Advances, or the issuance of a Synthetic L/C, that by its terms must be fulfilled to the satisfaction of a Lender Party, the DIP Agent may presume that such condition is satisfactory to such Lender Party unless the DIP Agent shall have received notice to the contrary from such Lender Party prior to the making of such Advances or the issuance of such Synthetic L/C. The DIP Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Lender shall have any right of action whatsoever against the DIP Agent as a result of the DIP Agent acting hereunder or under any other Financing Document in accordance with the instructions of the Required Lenders or refraining from acting hereunder or under any other Financing Document in accordance with the instructions of the Required Lenders other than with respect to the DIP Agent’s bad faith, gross negligence or willful misconduct.
Section 11.05    Delegation of Duties. The DIP Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Agreement by or through any one or more sub agents appointed by the DIP Agent. The DIP Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the DIP Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article XI and Article XIII (as though such sub-agents were the “Agent” under the Financing Agreements) as if set forth in full herein with respect thereto; provided that the DIP Agent shall not be responsible for the negligence or misconduct of any sub agents.
Section 11.06    Resignation of DIP Agent. The DIP Agent may at any time give notice of its resignation as to any or all of the Facilities to the Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor as to such of the Facilities as to which the DIP Agent has resigned, which shall be a commercial bank or financial institution reasonably acceptable to the Required Lenders. If no such successor DIP Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the DIP Agent, then the DIP Agent may (but shall not be obligated to), on behalf of the Lender Parties, appoint a successor DIP Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date and (i) the retiring DIP Agent shall be discharged from its duties and obligations hereunder and under the other Financing Agreements as to such Facilities (except that, in the case of any resignation by the Collateral Agent, the retiring Collateral Agent shall continue to hold any Collateral until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring DIP Agent in respect of such Facilities shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor DIP Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as DIP Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) DIP Agent as to the relevant Facilities, and the retiring DIP Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Agreements as to such Facilities (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor DIP Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring DIP Agent’s resignation hereunder and under the other Financing Agreements as to any of the Facilities, the provisions of this Article and Section 13.04 shall continue in effect for the benefit of such retiring DIP Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring DIP Agent was acting as DIP Agent in respect of such Facilities under this Agreement. Upon resignation of a DIP Agent, the fees paid to such DIP Agent and the successor DIP Agent shall be paid pro rata for the applicable years.
Section 11.07    Non-Reliance on DIP Agent and Other Lenders.  (a) Each Lender Party confirms to the DIP Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses such knowledge and experience in financial and business matters that it is capable, without reliance on the DIP Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, accounting and other financial matters) of entering into this Agreement, making Advances and other extensions of credit hereunder and under the other Financing Agreements and in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risk and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Financing Agreements is suitable and appropriate for it.
(b)    Each Lender Party acknowledges that it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Financing Agreements and that it has, independently and without reliance upon the DIP Agent or any other Lender Party or any of their respective Related Parties and based on such documents and information, as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the DIP Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to be solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Financing Agreements, including but not limited to:
(i)    the financial condition, status and capitalization of the Borrower and each other Loan Party;
(ii)    the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Financing Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Agreement;
(iii)    determining compliance or non-compliance with any condition hereunder to the making of Advances or the issuance of Letters of Credit; and
(iv)    the adequacy, accuracy and/or completeness of any of the information delivered by the DIP Agent, any other Lender Party or by any other Person under or in connection with this Agreement or any other Financing Agreement, the transactions contemplated by this Agreement and the other Financing Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Agreement.

Section 11.08    Indemnification.
(a)    Each Lender Party severally agrees to indemnify the DIP Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the DIP Agent in any way relating to or arising out of the Financing Agreements or any action taken or omitted by the DIP Agent under the Financing Agreements (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the DIP Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction; provided, further, that, no action taken or refrained from in accordance with the directions or consent of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Financing Agreements) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.08. Without limitation of the foregoing, each Lender Party agrees to reimburse each DIP Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 13.04, to the extent that the DIP Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 11.08 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person and whether or not the DIP Agent is a party to such investigation, litigation or proceeding.
(b)    Each Synthetic L/C Lender severally agrees to indemnify the Synthetic L/C Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Synthetic L/C Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Synthetic L/C Issuing Bank in any way relating to or arising out of the Financing Agreements or any action taken or omitted by the Synthetic L/C Issuing Bank under the Financing Agreements (collectively, the “Indemnified L/C Costs”); provided, however, that no Synthetic L/C Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Synthetic L/C Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Synthetic L/C Lender agrees to reimburse the Synthetic L/C Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 13.04, to the extent that the Synthetic L/C Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified L/C Costs, this Section 11.08 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person and whether or not the DIP Agent is a party to such investigation, litigation or proceeding.

(c)    For purposes of this Section 11.08, each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party, (ii) such Lender Party’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of such Lender Party’s Term Commitments at such time, (iv) such Lender Party’s Unused Synthetic Commitment at such time; provided that the aggregate principal amount of the Synthetic L/C Advances owing to the Synthetic L/C Issuing Bank shall be considered to be owed to the Synthetic L/C Lenders ratably in accordance with their respective Synthetic Deposit Commitments. The failure of any Lender Party to reimburse the DIP Agent or the Synthetic L/C Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such DIP Agent or the Synthetic L/C Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such DIP Agent or the Synthetic L/C Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the DIP Agent or the Synthetic L/C Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 11.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Financing Agreements.
ARTICLE XII
GUARANTY
Section 12.01    [RESERVED].
Section 12.02    Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all DIP Obligations of each other Loan Party now or hereafter existing under or in respect of the Financing Agreements (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing DIP Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such DIP Obligations being the “Guaranteed Obligations”), and agrees to pay reasonable expenses (including, without limitation, fees and expenses of counsel) incurred by the DIP Agent or any other Lender Party in enforcing any rights under this Guaranty or any other Financing Agreement. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Financing Agreements but for the fact that they are unenforceable or not allowed due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
(b)    Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Financing Agreements.
Section 12.03    Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Financing Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Financing Agreements, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Financing Agreement or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Financing Agreements, or any other amendment or waiver of or any consent to departure from any Financing Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
(c)    any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Financing Agreements or any other assets of any Loan Party or any of its Subsidiaries;
(e)    any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
(f)    any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);
(g)    the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
Section 12.04    Waivers and Acknowledgments.   (a) To the extent allowed under applicable law, each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
(b)    Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)    Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of such Guarantor hereunder.
(d)    Each Guarantor acknowledges that the DIP Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by DIP Agent and the other Lender Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
(e)    Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.

(f)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Financing Agreements and that the waivers set forth in Section 12.03 and this Section 12.04 are knowingly made in contemplation of such benefits.
Section 12.05    Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Guaranteed Obligations under or in respect of this Guaranty or any other Financing Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Maturity Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the DIP Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Financing Agreements, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Maturity Date and (iv) all Letters of Credit shall have expired or been terminated, the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
Section 12.06    Guaranty Supplements. If any Loan Party creates or acquires a Subsidiary on or after the Closing Date, such Loan Party shall cause such Subsidiary to be a Guarantor hereunder by executing and delivering a guaranty supplement in form and substance satisfactory to the DIP Agent (each, a “Guaranty Supplement”), whereupon (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Financing Agreement to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,”

“hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Financing Agreement to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
Section 12.07    Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 12.07:
(a)    Prohibited Payments, Etc. Unless the Required Lenders otherwise agree, upon the occurrence of an Event of Default, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
(b)    Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Postpetition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
(c)    Turn-Over. After the occurrence and during the continuance of any Event of Default, but subject to the notice provisions described in Section 10.03(a), each Guarantor shall, if the DIP Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the DIP Agent on account of the Guaranteed Obligations (including all Postpetition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
(d)    DIP Agent Authorization. After the occurrence and during the continuance of any Event of Default, but subject to the notice provisions described in Section 10.03(a), the DIP Agent is authorized and empowered, acting at the direction of the Required Lenders, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Postpetition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the DIP Agent for application to the Guaranteed Obligations (including any and all Postpetition Interest).
Section 12.08    Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (iii) the Maturity Date and (v) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 12.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.
ARTICLE XIII
MISCELLANEOUS
Section 13.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
(a)    no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby (other than any Lender Party that is, at such time, a Defaulting Lender) and the Borrower, do any of the following at any time:
(i)    amend or otherwise modify the definition of “Required Lenders” under this Agreement or the definition of “Lender Parties,” in any manner that changes the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Synthetic L/Cs that, in each case, are required for the Lender Parties or any of them to take any action hereunder or under the Financing Agreements,
(ii)    change the order of application of the proceeds of any Collateral from the application thereof set forth in this Agreement in any manner that is materially adverse to such affected Lender Party;
(iii)    release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Guaranteed Obligations) if such release or limitation is in respect of all or substantially all of the value of the Guaranty to the Lender Parties (other than in connection with any disposition permitted under Section 7.05):
(iv)    release all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with any sale or disposition permitted under Section 7.05): or
(v)    amend this Section 13.01;
(b)    no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:

(i)    increase the Commitments of a Lender Party without the consent of such Lender Party;
(ii)    reduce the principal of, or stated rate of interest on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Financing Agreements to such Lender Party without the consent of such Lender Party; or
(iii)    postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.05 or 2.08, or any date fixed for any payment of fees hereunder in each case payable to a Lender Party without the consent of such Lender Party; provided, that no amendment, waiver or consent shall, unless in writing and signed by the DIP Agent in addition to the Lenders required above to take such action, affect the rights or duties of the DIP Agent under this Agreement or the other Financing Agreements.
Section 13.02    Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 13.02(b) and in the proviso to this Section 13.02(a), in an electronic medium and delivered as set forth in Section 13.02(b), if to any Loan Party, to the Borrower at its address at GMX Resources Inc., 9400 North Broadway, Suite 600, Oklahoma City, OK 73114, Attention: Chief Financial Officer, with a copy of any material notification to Andrews Kurth LLP, 600 Travis Street, Suite 4200, Houston, TX 77002, Attention: David C. Buck, Esq.; if to any Lender Party, at its address specified in its Administrative Questionnaire; and if to the DIP Agent, at its address at Nathan Z. Plotkin, Cantor Fitzgerald Securities, 110 East 59th Street, New York, NY 10022, direct: 212-829-4889, fax: 212-504-7954, email: nplotkin@cantor.com; with a copy to Steven B. Smith, Edwards Wildman Palmer LLP, 750 Lexington Avenue, New York, NY 10022, direct: 212-912-2761, fax: 888-325-9040, email: sbsmith@edwardswildman.com, provided, however, that notices of borrowing, conversion or payment be sent to : Bobbie Young, Cantor Fitzgerald Securities, 900 West Trade, Suite 725, Charlotte, NC 28202, direct: 704-374-0574, fax: 646-390-1764, email: BankLoansAgency@cantor.com, with a copy to Mr. Plotkin, or, as to any Party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 13.02(b) shall be delivered to the DIP Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the DIP Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to the DIP Agent pursuant to Article II, III or XI shall not be effective until received by the DIP Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.
(b)    The Borrower hereby agrees that it will provide to the DIP Agent all information, documents and other materials that it is obligated to furnish to the DIP Agent pursuant to the Financing Agreements, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or issuance of a Synthetic L/C (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the DIP Agent to an electronic mail address specified by the DIP Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the DIP Agent in the manner specified in the Financing Agreements but only to the extent requested by the DIP Agent. The Borrower further agrees that the DIP Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.IN NO EVENT SHALL THE DIP AGENT OR ANY OF ITS AFFILIATES OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE DIP AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    The DIP Agent agrees that the receipt of the Communications by the DIP Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the DIP Agent for purposes of the Financing Agreements. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Financing Agreements. Each Lender Party agrees (i) to notify the DIP

Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the DIP Agent or any Lender Party to give any notice or other communication pursuant to any Financing Agreement in any other manner specified in such Financing Agreement.
(e)    Each Loan Party hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or their securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the DIP Agent and the Lender Parties and the Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 13.10) with respect to such Loan Party or its securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the DIP Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
(f)    EACH LENDER PARTY ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON-PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON. EACH LENDER PARTY AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION. Each Lender Party that is not a Public Lender confirms to the DIP Agent that such Lender Party has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender Party to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non-public information. A Public Lender may elect not to receive Communications and Information that contains material non-public information with respect to the Loan Parties or their securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the DIP Agent as a Public Lender. Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Agent Parties, any Lender Party or any Loan Party concerning the Facility in which Restricting Information may be discussed. No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender Party (including any Public Lender), by participating in any conversations or other interactions with a Lender Party (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender Party (including any Public Lender) may make to limit or to not limit its access to the Communications and Information. In particular, no Agent Party shall have, and the DIP Agent, on behalf of all Agent Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party (including any Public Lender) has elected to receive Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender Party’s compliance with applicable laws related thereto. Each Public Lender acknowledges that circumstances may arise that requires it to refer to Communications and Information that might contain Restricting Information. Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Public Lender’s Administrative Questionnaire. Each Public Lender agrees to notify the DIP Agent in writing (including by electronic communication) from time to time of such Public Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission. Each Public Lender confirms to the DIP Agent and the Lender Parties that are not Public Lenders that such Public Lender understands and agrees that the DIP Agent and such other Lender Parties may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Financing Agreement or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information. Nothing in this Section 13.02(f) shall modify or limit a Lender Party’s (including any Public Lender) obligations under Section 13.10 with regard to Communications and Information and the maintenance of the confidentiality of or other treatment of Communications or Information.
Section 13.03    No Waiver; Remedies. No failure on the part of any Lender Party or the DIP Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Financing Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 13.04    Costs and Expenses. The Borrower agrees to pay on demand (i) all costs, expenses, filing fees and taxes of the DIP Agent and the Back-stop Lenders paid or payable in connection with Cases, the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Financing Agreements, and the transactions contemplated hereby and by the Sale Motion, including, without limitation, (A) reasonable and documented due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel representing the DIP Agent and one set of counsel for the Back-stop Lenders with respect thereto, and with respect to advising such DIP Agent and the Lenders as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Financing Agreements, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) costs and expenses of the DIP Agent and the Back-stop Lenders in connection with the enforcement of the Financing

Agreements, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the fees and expenses of counsel for the DIP Agent and one set of counsel for the Back-stop Lenders with respect thereto).
The Borrower shall pay to DIP Agent and the Back-stop Lenders on demand all costs, expenses, filing fees and taxes paid or payable by it in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the DIP Obligations, DIP Agent’s or Lender Party’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements, waivers or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (i) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (ii) costs and expenses and fees for insurance premiums, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Synthetic Account together with DIP Agent’s customary charges and fees with respect thereto; (iii) costs and expenses of preserving and protecting the Collateral; (iv) costs and expenses paid or incurred in connection with obtaining payment of the DIP Obligations, enforcing the security interests and liens of DIP Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against DIP Agent or any Lender Party arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (v) all out-of-pocket expenses and costs upon presentation of invoices by DIP Agent, heretofore and from time to time hereafter incurred by DIP Agent during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at the then standard rate for DIP Agent’s field examiners in the field and office (which rate as of the date hereof is of $800 per person per day); (vi) the fees and disbursements of counsel (including legal assistants) to DIP Agent in connection with any of the foregoing; (vii) costs and expenses of one financial advisor to the DIP Agent and the Back-stop Lenders; and (viii) expenses incurred in connection with due diligence prior to the Filing Date and travel, courier, reproduction, printing and delivery expenses.
(a)    The Loan Parties agree to indemnify, defend and save and hold harmless each DIP Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Synthetic L/Cs, the Financing Agreements or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.04(a) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by this Agreement are consummated. The Borrower also agrees not to assert any claim against the DIP Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances or the Synthetic L/Cs, the Financing Agreements or any of the transactions contemplated by the Financing Agreements.
(b)    If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party or any Synthetic Deposit is repaid to any Synthetic L/C Lender other than on the last day of the Interest Period for such Advance or the Investment Period for such Synthetic Deposit, as the case may be, as a result of a payment or Conversion pursuant to Section 2.07, or 2.11(d), acceleration of the maturity of the Advances pursuant to Section 10.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance or the Investment Period for such Synthetic Deposit upon an assignment of rights and obligations under this Agreement pursuant to Section 13.07 as a result of a demand by the Borrower pursuant to Section 2.11(d), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.05, 2.07 or 10.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the DIP Agent), pay to the DIP Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.
(c)    If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Financing Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the DIP Agent or any Lender Party, in its sole discretion.
(d)    Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Financing Agreement, the agreements and obligations of the Borrower contained in Sections 2.11 and 2.13 and this Section 13.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Financing Agreement.
Section 13.05    Right of Set-off.
(a)    Subject to any notice provisions in the DIP Order, upon the making of the request or the granting of the consent specified by Section 10.01 to authorize the DIP Agent to declare the Advances due and payable pursuant to the provisions of Section 10.01, the DIP Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the DIP Agent, such Lender Party or such Affiliate to or for the credit or the account of any Loan Party against any and all of the DIP Obligations now or hereafter existing under the Financing Agreements, irrespective of whether the DIP Agent or such Lender Party shall have made any demand under this Agreement and although such DIP Obligations may be unmatured. The DIP Agent and each Lender Party agrees promptly to notify the Borrower after any such set- off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the DIP Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such DIP Agent, such Lender Party and their respective Affiliates may have.
Section 13.06    Binding Effect. This Agreement shall become effective when it shall have been executed by the initial Loan Parties and the DIP Agent and the DIP Agent shall have been notified by each Back-stop Lender that such Back-stop Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the DIP Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.
Section 13.07    Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances or Synthetic Deposits owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than (i) $1,000,000 in respect to the Term Facility (or such lesser amount as shall be approved by the DIP Agent), (ii) $250,000 in respect to the Synthetic L/C Facility (or such lesser amount as shall be approved by the DIP Agent), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.11(d) shall be arranged by the Borrower after consultation with the DIP Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.11(d) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances and Synthetic Deposits owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, all Participation Fees, and other amounts payable to such Lender under this Agreement, (vi) no such assignments shall be permitted without the consent of the DIP Agent until the DIP Agent shall have notified the Lender Parties that syndication of the Commitments hereunder to the Prepetition First Lien Holders has been completed and (vii) the parties to each such assignment shall execute and deliver to the DIP Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.11(d) or pursuant to an assignment to a Qualified Participant during the Participation Period, the Borrower shall pay to the DIP Agent the applicable processing and recordation fee (or such other amount as may be agreed to between the DIP Agent and the Borrower); and provided further that no Back-stop Lender may assign or otherwise transfer any portion of its Back-stop Commitment or Term Loans advanced thereunder during the Participation Period to any Person other than a Qualified Participant. During the Participation Period, Qualified Participants shall be permitted to participate in the Facilities by purchasing no more than a proportionate share (based on its pro rata share of the Prepetition First Lien Notes) of the Term Loans, at par (but giving effect to any original issue discount afforded to the Back-stop Lenders pursuant to Section 2.09(b)) plus accrued interest, and Commitments, but in no event for amounts less than $1,000,000 (and the Back-stop Lenders shall be obligated to sell their respective pro rata shares thereof) by giving the DIP Agent written notice of its intent to participate by no later than five (5) days following the Interim Order Entry Date. In connection with a Qualified Participant participating in the Facilities, such assignment to a Qualified Participant may, in lieu of an Assignment and Assumption, be evidenced by a form of master assignment and assumption to be agreed among the Back-stop Lenders and the DIP Agent. The DIP Agent, in coordination with the Debtors and the Prepetition First Lien Agent, shall establish procedures to notify the Prepetition First Lien Holders of their ability to participate in the Facilities and for coordinating such assignments, including the execution and delivery of the documents necessary hereunder to evidence such assignments.
(b)    Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender or the Synthetic L/C Issuing Bank, as the case may be, hereunder and (ii) the Lender or the Synthetic L/C Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.11, 2.13 and 13.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s or the Synthetic L/C Issuing Bank’s rights and obligations under this Agreement, such Lender or the Synthetic L/C Issuing Bank shall cease to be a party hereto).
(c)    By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Financing Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Financing Agreement or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Financing Agreement or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the reports, budgets, financial statements and notices delivered pursuant to Article VIII and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the DIP Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the DIP Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Financing Agreements as are delegated to such DIP Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Synthetic L/C Issuing Bank, as the case may be.
(d)    The DIP Agent, acting for this purpose (but only for this purpose) as the non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 13.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances and Synthetic Deposits owing under each Facility to each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the DIP Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the DIP Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
(e)    Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the DIP Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the DIP Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.
(f)    The Synthetic L/C Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that each such assignment shall be to an Eligible Assignee.
(g)    Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances and Synthetic Deposits owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the DIP Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Financing Agreement, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties; provided that notwithstanding anything herein or in any other Financing Agreement to the contrary, no Affiliate of any Loan Party that is a Lender hereunder shall be entitled to any vote in connection with any amendment, modification or waiver of this Agreement or any other Financing Agreement or in connection with any exercise of rights or remedies of the Loan Parties under the Financing Documents and any participation interest of such Affiliate shall be disregarded for such purposes.
(h)    Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.
(i)    Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 13.07, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Financing Agreements even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(k)    Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the DIP Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance or Synthetic Deposit that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance or Synthetic Deposit and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance or Synthetic Deposit, the Granting Lender shall be obligated to make such Advance or Synthetic Deposit pursuant to the terms hereof. The making of an Advance or Synthetic Deposit by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance or Synthetic Deposit were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.11 and 2.13 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Financing Agreement, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the DIP Agent and with the payment of a processing fee of $3,500, assign all or any portion of its interest in any Advance or Synthetic Deposit to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances or Synthetic Deposits to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances or Synthetic Deposits are being funded by the SPC at the time of such amendment.
Section 13.08    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or electronic transmission (e.g., “pdf”) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
Section 13.09    No Liability of the Synthetic L/C Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Synthetic L/C with respect to its use of such Synthetic L/C. Neither the Synthetic L/C Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Synthetic L/C or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Synthetic L/C Issuing Bank against presentation of documents that do not comply with the terms of a Synthetic L/C, including failure of any documents to bear any reference or adequate reference to the Synthetic L/C; or (d) any other circumstances whatsoever in making or failing to make payment under any Synthetic L/C, except that the Borrower shall have a claim against the Synthetic L/C Issuing Bank, and the Synthetic L/C Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Synthetic L/C Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Synthetic L/C comply with the terms of the Synthetic L/C or (ii) the Synthetic L/C Issuing Bank’s willful failure to make lawful payment under a Synthetic L/C after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Synthetic L/C. In furtherance and not in limitation of the foregoing, the Synthetic L/C Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
Section 13.10    Confidentiality. DIP Agent and each Lender Party shall keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any Confidential Information, provided, that, nothing contained herein shall limit the disclosure of any such information (a) to such DIP Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors, to any pledgee referred to in Section 13.07(j), to actual or prospective Eligible Assignees and participants and to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, and, in each case, then only on a confidential basis, (b) as required by any law, rule or regulation or legal or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) or non-governmental regulatory authority purporting to have jurisdiction over such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party, (e) in connection with any litigation or proceeding related to this Agreement, any other Financing Agreement or the Cases to which such DIP Agent or such Lender Party or any of its Affiliates may be a party and which was not initiated by such party, (f) in connection with the exercise of any right or remedy under this Agreement or any other Financing Agreement, (g) to any other party hereto on a confidential basis, (h) with the consent of the Borrower or (i) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any DIP Agent or Lender Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.
Section 13.11    Patriot Act Notice. Each Lender Party and the DIP Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or the DIP Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower and each Subsidiary Guarantor shall, and shall cause each of their respective Subsidiaries to, provide such information and take such actions as are reasonably requested by the DIP Agent or any Lender Party in order to assist the DIP Agent and the Lender Parties in maintaining compliance with the Patriot Act.
Section 13.12    Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the exclusive general jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Agreements, and waives any objection based on venue or Forum non Conveniens with respect to any action instituted in the courts described above arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that DIP Agent and Lender Parties shall have the right to bring any action or proceeding against Borrower or any Loan Party or its or their property in the courts of any other jurisdiction which DIP Agent deems necessary or appropriate in order to realize on the Collateral).
Section 13.13    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York and to the extent applicable, the Bankruptcy Code.
Section 13.14    Waiver of Jury Trial. Each of the Borrower, the DIP Agent and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Financing Agreements or the Advances, or the actions of any DIP Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.
Section 13.15    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 13.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Financing Agreement), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any DIP Agent or Lender Party is intended to be or has been created in respect of the transactions contemplated hereby or by the other Financing Agreements, irrespective of whether any DIP Agent or Lender Party has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by any DIP Agent or Lender Party are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and such DIP Agent or Lender Party, on the other hand, (iii) the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Agreements; and (b) (i) each of the DIP Agent and Lender Parties is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, DIP Agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the DIP Agent or Lender Parties has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Agreements; and (iii) the DIP Agent, Lender Parties and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the DIP Agents or Lender Parties has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the DIP Agent and Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
GMX RESOURCES INC.,
as Borrower
By:/s/ James A. Merrill
Name: James A. Merrill
Title: Chief Financial Officer

DIAMOND BLUE DRILLING CO.,
as a Guarantor

By:	/s/ James A. Merrill
Name: James A. Merrill
Title: Chief Financial Officer

ENDEAVOR PIPELINE INC.,
as a Guarantor

By:	/s/ Harry C. Stahel, Jr.
Name: Harry C. Stahel, Jr.
Title: Chief Financial Officer

[Signature Page to DIP Credit and Guaranty Agreement]

CANTOR FITZGERALD SECURITIES,
as DIP Agent
By:     /s/ James Bond
    Name: James Bond
    Title: Chief Operating Officer

[Signature Page to DIP Credit and Guaranty Agreement]

CANTOR FITZGERALD SECURITIES,
as Lender
By:    /s/ James Bond
    Name: James Bond
    Title: Chief Operating Officer

[Signature Page to DIP Credit and Guaranty Agreement]

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD., as Lender
By: Chatham Asset Management, LLC, not in its individual capacity, but solely as Investment Advisor

By:    /s/ Kevin O’Malley
    Name: Kevin O’Malley
    Title: Member

CHATHAM EUREKA FUND, L.P., as Lender
By: Chatham Asset Management, LLC, not in its individual capacity, but solely as Investment Advisor

By:    /s/ Kevin O’Malley
    Name: Kevin O’Malley
    Title: Member

[Signature Page to DIP Credit and Guaranty Agreement]

GSO Credit-A Partners LP, as Lender
By: GSO Capital Partners LP, not in its individual capacity, but solely as Investment Manager

By:    /s/ Marissa J. Beeney
     Name: Marissa J. Beeney
     Title: Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP, as Lender
By: GSO Capital Partners LP, not in its individual capacity, but solely as Investment Manager

By:    /s/ Marissa J. Beeney
     Name: Marissa J. Beeney
     Title: Authorized Signatory

GSO SPECIAL SITUATIONS FUND LP, as Lender
By: GSO Capital Partners LP, not in its individual capacity, but solely as Investment Manager

By:    /s/ Marissa J. Beeney
     Name: Marissa J. Beeney
     Title: Authorized Signatory

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD., as Lender
By: GSO Capital Partners LP, not in its individual capacity, but solely as Investment Manager

By:    /s/ Marissa J. Beeney
     Name: Marissa J. Beeney
     Title: Authorized Signatory

[Signature Page to DIP Credit and Guaranty Agreement]

WB GENERAL LTD., as Lender

By:    /s/ Mark Strefling
     Name: Mark Strefling
     Title: Officer

[Signature Page to DIP Credit and Guaranty Agreement]